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                                                                     EXHIBIT 2.6









                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             MANHEIM AUCTIONS, INC.

                                       AND

                           ADT GENERAL HOLDINGS, INC.

                                   DATED AS OF

                                JANUARY 13, 2000



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                                TABLE OF CONTENTS

                                                                            PAGE



1.    DEFINITIONS............................................................1

2.    COVENANTS AND UNDERTAKINGS.............................................1

      2.1   Purchase and Sale of Shares......................................1

      2.2   Purchase Price...................................................2

      2.3   Discharge of Debt and Other Obligations..........................4

      2.4   Cooperation......................................................4

      2.5   Consents and Approvals...........................................5

      2.6   Non-Competition Agreement........................................6

      2.7   Resignations.....................................................6

      2.8   Tax Matters......................................................6

      2.9   Employee Plans and Compensation Arrangements....................12

      2.10  Conduct of Parties Prior to the Closing.........................16

      2.11  Brokers.........................................................18

      2.12  Publicity.......................................................18

      2.13  No Shop.........................................................19

      2.14  Redemption or Repurchase of Preferred Stock.....................19

      2.15  Access to Books and Records.....................................19

      2.16  Confidentiality.................................................20

      2.17  Certain Post-Closing Environmental Procedures...................20

      2.18  Certain Intellectual Property Matters...........................22

      2.19  Insurance Claims................................................23

3.    REPRESENTATIONS AND WARRANTIES OF SELLER..............................23

      3.1   Organization, Standing and Foreign Qualification................23

      3.2   Authority and Status............................................23

      3.3   Capitalization..................................................24

      3.4   Absence of Equity Investments...................................24

      3.5   Liabilities and Obligations of the Company Entities.............25

      3.6   Tax Matters.....................................................25

      3.7   Personal Property...............................................26

      3.8   Bank Accounts...................................................26

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

      3.9   Consents and Approvals; Noncontravention........................27

      3.10  Absence of Changes..............................................27

      3.11  Litigation......................................................28

      3.12  Licenses and Permits; Compliance With Law.......................28

      3.13  Real Property...................................................29

      3.14  Environmental Matters...........................................30

      3.15  Contracts, Etc..................................................31

      3.16  Patents, Trademarks, Trade Names, Etc...........................31

      3.17  Labor Matters and Employee Relations............................31

      3.18  Benefit Plans...................................................33

      3.19  Title to Assets.................................................36

      3.20  Accounts Receivable.............................................36

      3.21  Insurance.......................................................36

      3.22  Guaranties......................................................36

      3.23  Full Disclosure.................................................37

4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................37

      4.1   Organization and Standing.......................................37

      4.2   Authority and Status............................................37

      4.3   Consents and Approvals; Noncontravention........................37

      4.4   Purchase for Investment.........................................38

      4.5   Inspections; No Other Representations...........................38

      4.6   Availability of Funds...........................................38

5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER......................38

      5.1   Representations True at Closing.................................39

      5.2   Covenants.......................................................39

      5.3   No Material Adverse Change......................................39

      5.4   Officer's Certificate...........................................39

      5.5   Consents and Waivers............................................39

      5.6   Regulatory Approvals............................................39

      5.7   Judgment........................................................40

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

      5.8   Redemption or Repurchase of Preferred Stock.....................40

      5.9   Deliveries......................................................40

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.........................40

      6.1   Representations True at Closing.................................40

      6.2   Covenants.......................................................40

      6.3   Officers' Certificate...........................................41

      6.4   Regulatory Approvals............................................41

      6.5   Judgment........................................................41

      6.6   Deliveries......................................................41

7.    CLOSING...............................................................41

      7.1   Time and Place of Closing.......................................41

      7.2   Transactions at Closing.........................................42

8.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION........44

      8.1   Survival of Representations and Warranties of Seller............44

      8.2   Survival of Representations and Warranties of Purchaser.........45

      8.3   Assertion of Indemnification Claims.............................45

      8.4   Certain Limitations on Obligation to Indemnify..................46

9.    TERMINATION...........................................................47

      9.1   Agreement between Seller and Purchaser..........................47

      9.2   Termination by Seller...........................................47

      9.3   Termination by Purchaser........................................48

      9.4   Effect of Termination...........................................48

      9.5   Attorneys' Fees.................................................49

      9.6   Exclusivity.....................................................49

10.   GENERAL PROVISIONS....................................................49

      10.1  Notices.........................................................49

      10.2  Further Assurances..............................................50

      10.3  Waiver..........................................................50

      10.4  Expenses........................................................51

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
      10.5  Assignment......................................................51

      10.6  Headings........................................................51

      10.7  Entire Agreement; Amendment.....................................51

      10.8  Counterparts....................................................51

      10.9  Pronouns and Number.............................................51

      10.10 Schedules and Exhibits Incorporated.............................52

      10.11 Disclosure Schedules............................................52

      10.12 Severability....................................................52

      10.13 Governing Law...................................................52

      10.14 Jurisdiction....................................................52

      10.15 Third-Party Beneficiaries.......................................53

      10.16 Waiver of Jury Trial............................................53

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                                    EXHIBITS


Exhibit A   List of Subsidiaries and Auctions

Exhibit B   Definitions

Exhibit C   Form of Closing Report

Exhibit D   Form of Adjustment Escrow Agreement

Exhibit E   Form of Non-Competition Agreement

Exhibit F   Form of ADT License Agreement

Exhibit G   Form of Opinion of Counsel for Seller, Parent and U.S. Parent

Exhibit H   Form of Opinion of Counsel for Purchaser



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                                    SCHEDULES

Schedule 2.2.2(a) Excluded Current Assets and Current Liabilities

Schedule 2.2.2.2  Certain Capital Expenditures

Schedule 2.3      Debt and Other Obligations to be Discharged

Schedule 2.8      Responsibility for Returns

Schedule 2.9.5    Severance Benefits

Schedule 3.1      Jurisdiction of Organization, Subsidiaries and
                  Qualifications

Schedule 3.3.1    Capitalization of Company Entities

Schedule 3.4      Investment Interests

Schedule 3.5.1    Financial Statements

Schedule 3.5.2    Liabilities

Schedule 3.5.3    Default

Schedule 3.6      Tax Matters

Schedule 3.8      Bank Accounts

Schedule 3.9      Consents and Noncontravention

Schedule 3.10     Changes and Events

Schedule 3.11     Litigation

Schedule 3.12     Licenses and Permits; Compliance with Law

Schedule 3.13     Real Property

Schedule 3.14     Environmental Matters

Schedule 3.15     Material Contracts

Schedule 3.16     Patents, Trademarks, Trade Names, Etc.

Schedule 3.17     Employees; Labor Matters

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Schedule 3.18     Benefit Plans

Schedule 3.19     Title to Assets

Schedule 3.21     Insurance Policies

Schedule 3.22     Guaranties

Schedule 4.3      Consents and Noncontravention

Schedule 5.6      Certain Regulatory Approvals





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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), made as of this 13th day of January 2000, by and between MANHEIM AUCTIONS, INC., a Delaware corporation ("PURCHASER"), and ADT GENERAL HOLDINGS, INC., a Delaware corporation ("SELLER"),

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, ADT Automotive Holdings, Inc., a Delaware corporation (the "ACQUIRED COMPANY"), directly and/or through the subsidiaries listed on EXHIBIT A attached hereto (which, together with the Acquired Company, are referred to herein as the "COMPANY ENTITIES") owns and operates 28 automobile auction facilities listed on EXHIBIT A, together with certain ancillary businesses, including vehicle transport, reconditioning and title services, and related assets, including patents, intellectual property and technology;

         WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller all of the issued and outstanding shares of capital stock of the Acquired Company (the "SHARES") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, pursuant to that certain Guaranty, dated of even date herewith (the "GUARANTY"), among Purchaser, Tyco International Ltd., a Bermuda corporation ("PARENT"), and Tyco International (U.S.) Inc., a Delaware corporation ("U.S. PARENT"), Parent and U.S. Parent have guaranteed the performance of Seller's obligations hereunder;

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS. Unless otherwise stated in this Agreement, certain terms used herein shall have the meanings set forth in EXHIBIT B attached hereto.

2.       COVENANTS AND UNDERTAKINGS.
         --------------------------

         2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions hereinafter set forth, Seller shall, at Closing, sell, assign, transfer, convey and deliver to Purchaser the Shares, free and clear of all Encumbrances. Such sale, assignment, transfer, conveyance and delivery shall be evidenced by a share certificate duly endorsed in blank or by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel.

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         2.2 Purchase Price.
             --------------

             2.2.1 Subject to the adjustments to be made in accordance with the provisions set forth in this Section 2.2, in consideration of the sale, assignment, transfer, conveyance and delivery of the Shares and in reliance upon the representations and warranties made herein by Seller, Purchaser, in full payment for the Shares, the Non-Competition Agreement and the royalties under the ADT License Agreement, shall pay to Seller by wire transfer at Closing, the aggregate amount of One Billion Dollars ($1,000,000,000) (the "PURCHASE PRICE"). The parties agree that the Purchase Price shall be paid as follows:

                  2.2.1.1 Fifty Million Dollars ($50,000,000) shall be paid to Licensor in full payment for the royalties under the ADT License Agreement; and

                  2.2.1.2 the balance of the Purchase Price after the payment set forth in Section 2.2.1.1 shall be paid to Seller in full payment for the Shares and to Seller and U.S. Parent in full payment for the Non-Competition Agreement.

             2.2.2 Adjustments to Purchase Price.
                   -----------------------------

                   2.2.2.1 The Purchase Price shall be (i) increased by the amount by which the Working Capital (as defined below) as of the Adjustment Time exceeds the Target Working Capital (as defined below) or (ii) decreased by the amount by which the Working Capital as of the Adjustment Time is less than the Target Working Capital. "WORKING CAPITAL" as of any date shall mean, on a consolidated basis, current assets less current liabilities of the Company Entities as defined below. "TARGET WORKING CAPITAL" shall mean Forty-Two Million Four Hundred Thousand Dollars ($42,400,000). Current assets shall include cash and cash equivalents, accounts receivable, notes receivable, prepaid expenses, federal and state income tax receivables that are Booked Taxes and other current assets consistently reported in accordance with the Financial Statements and in each case in accordance with GAAP (except as otherwise set forth on SCHEDULE 2.2.2(a)). Current liabilities shall include accounts payable, accrued expenses, Booked Taxes and unearned income consistently reported in accordance with the Financial Statements and in each case in accordance with GAAP (except as otherwise set forth on SCHEDULE 2.2.2(a)). Any adjustments to the Purchase Price shall be an adjustment to the portion of the Purchase Price paid to Seller for the Shares.

                   2.2.2.2 The Purchase Price shall be increased by the amount of the capital expenditures that are set forth on SCHEDULE 2.2.2.2, subject to the limitations that are set forth on SCHEDULE 2.2.2.2, made by or on behalf of the Company Entities between the date hereof and the Closing Date.

             2.2.3    Determination of Adjusted Purchase Price.
                      ----------------------------------------

                      2.2.3.1 At least seven business days prior to the Closing, Seller will deliver to Purchaser a report substantially in the form of EXHIBIT C attached hereto (the

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 "PRELIMINARY REPORT"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in this Section 2.2, which are calculated in accordance with this Section 2.2 as of the Adjustment Time (or as of any other date(s) to which the parties agree), together with any documents substantiating the determination of the adjustments to the Purchase Price proposed in the Preliminary Report. The parties shall negotiate in good faith to resolve any dispute and to reach an agreement prior to the Closing Date on such preliminary adjustments to the Purchase Price as of the Closing Date. The adjustments shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Purchase Price payable at the Closing; provided that Purchaser has not given notice to Seller that, in Purchaser's reasonable opinion, the proposed adjustments are materially incorrect. If Purchaser gives Seller notice that in its reasonable opinion the proposed adjustments are materially incorrect, and if the parties have not been able to resolve the matter prior to the Closing Date, any disputed amounts shall be paid by the party to be charged with a disputed adjustment into escrow and shall be held by an escrow agent (which shall be a commercial bank selected by Purchaser and reasonably acceptable to Seller) in accordance with an escrow agreement, substantially in the form of EXHIBIT D attached hereto, until the adjustments are finally determined pursuant to Section 2.2.3.2, at which time Seller and Purchaser shall deliver a joint written notice to such escrow agent setting forth appropriate instructions as to the disposition from escrow of such disputed amounts deposited thereunder.

                   2.2.3.2 Within 90 days after the Closing Date, Purchaser shall deliver to Seller a report (the "FINAL REPORT"), certified as to completeness and accuracy by Purchaser, showing in detail the final determination of any adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments to be made to the Purchase Price in accordance with this Section 2.2, Seller shall, within 30 days after its receipt of the Final Report, provide to Purchaser its written statement of any discrepancies believed to exist. Purchaser and Seller shall use good faith efforts to jointly resolve the discrepancies within 30 days of Purchaser's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 30-day period, Purchaser and Seller shall, within the following ten days, jointly designate a national independent public accounting firm to be retained to review the Final Report together with Seller's discrepancy statement and any other relevant documents. The parties agree that the foregoing independent public accounting firm shall not be one that is, or within two years prior to the Closing Date has been, regularly engaged by Purchaser or Seller. Such firm shall report its conclusions as to adjustments pursuant to this Section 2.2, which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. If Purchaser or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other, within three business days after receipt of such determination. The cost of retaining such independent public accounting firm shall be borne (i) by the party whose amounts, on Purchaser's Final Report or Seller's written statement of any discrepancies

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thereto, were further from the determination of the conclusion of the independent public accounting firm as to the adjustments pursuant to this
Section 2.2, or (ii) equally by the parties in the event that such conclusion is equidistant between the amounts on Purchaser's Final Report and Seller's written statement of any discrepancies thereto. Purchaser shall provide Seller with reasonable access to all records that Purchaser has in its possession that are necessary for Seller to review the Final Report.

         2.3      Discharge of Debt and Other Obligations.
                  ---------------------------------------

                  2.3.1 On or before the Closing Date, Seller shall cause the Company Entities to cause to be paid, discharged in full or otherwise satisfied and released, and shall deliver satisfactory releases, and terminations of any security interest held in respect of, or other evidence thereof reasonably satisfactory to Purchaser, (i) all Indebtedness of the Company Entities; (ii) unpaid consulting or non-competition fees or additional payments due in connection with any acquisitions or other similar obligations of the Company Entities, if any; (iii) any debt or liabilities or any other inter-company arrangement owed by any of the Company Entities to Seller or any Affiliate of Seller (other than a Company Entity); and (iv) any long-term obligations (including any guaranties or similar obligations) of the Company Entities whether or not directly related to the operations of the Auctions owned by such entities other than obligations under the Material Licenses or agreements, leases, contracts or other instruments which have been disclosed under this Agreement or which otherwise are not required to be disclosed hereunder. All documents evidencing obligations under subsections (i), (ii) and (iv) of this
Section 2.3.1 are listed on SCHEDULE 2.3 attached hereto.

                  2.3.2 On or before the Closing Date, Seller shall also cause any Affiliate of Seller (other than a Company Entity) to cause to be paid, discharged in full or otherwise satisfied and released, and shall deliver evidence thereof reasonably satisfactory to Purchaser, any inter-company debt or liabilities owed by any of such Affiliates to any of the Company Entities (A) without any residual or continuing obligation or liability on the part of any of the Company Entities, (B) which action shall not result in any equity of any of the Company Entities being issued to an entity that is not in the Selling Group, and (C) so that immediately prior to Closing, all of the issued and outstanding capital stock of the Acquired Company shall be held by Seller.

                  2.3.3 On or before the Closing Date, Seller shall cause the Acquired Company to distribute to Seller or otherwise dispose of the 10,000 shares of 7.25% preferred stock, par value $10,000 per share, of ADT Security Services, Inc. held by the Acquired Company without any residual or continuing obligation or liability on the part of any of Company Entities.

         2.4 Cooperation. Purchaser and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, and Purchaser and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of

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this Agreement and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

         2.5      Consents and Approvals.
                  ----------------------

                  2.5.1 Subject to the last sentence of this Section 2.5.1, Purchaser and Seller agree to use commercially reasonable efforts and to take any and all commercially reasonable actions necessary to obtain the written waiver, consent and approval of all Persons whose waiver, consent or approval is required (i) in order to consummate the transactions contemplated by this Agreement, or (ii) by any agreement, lease, instrument, arrangement, judgment, writ, decree, order or license to which any of the Company Entities is a party or subject on the Closing Date and which would prohibit, or require the waiver, consent or approval of any Person to such transactions or under which, without such waiver, consent or approval, the consummation of such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or result in the creation or imposition of any Encumbrance upon the Shares or any property or asset of the Company Entities or give rise to a right of any party thereto to terminate its obligations thereunder. Notwithstanding anything to the contrary contained in this Agreement (including obligations to act commercially reasonably), Purchaser shall not be required to accept or honor (nor shall any of the Company Entities be permitted to accept or honor except with Purchaser's prior written consent) any conditions, changes, modifications or additions to, or in connection with, any contracts, agreements, licenses, permits or other authorizations of any Company Entity that may be imposed or required by the party from whom consent or approval is sought under this Agreement or in connection with the transactions contemplated hereby, other than those of an immaterial or ministerial nature.

                  2.5.2 Purchaser and Seller shall within ten business days after the date hereof file or cause to be filed all necessary Notification and Report Forms (the "HSR REPORTS") mandated by the HSR Act and the HSR Rules to be filed by them or by any other Person as a result of the transactions contemplated by this Agreement and coordinate the concurrent filing of such HSR Reports with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ"). The parties shall use best efforts to respond, or to cause such other Persons to respond, as promptly as reasonably practicable to any inquiries received from the FTC or the DOJ for additional information or documentation, including, without limitation, a "second request" for information from the FTC or the DOJ, and to respond, or to cause such other Persons to respond, as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective best efforts to overcome any objections that may be raised by the FTC or the DOJ or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to agree to any prohibition, limitation or other requirement that would (i) prohibit or limit the ownership or operation by Purchaser or any of its Affiliates of any portion of the business, operations or assets of Purchaser or any of its Affiliates, (ii) compel Purchaser or any of its

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Affiliates to dispose of or hold separate any portion of the business, operations or assets of Purchaser or any of its Affiliates, (iii) impose limitations (other than routine reporting requirements) on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of any of the Company Entities, including the right to vote such capital stock on all matters properly presented to the applicable shareholders, or (iv) prohibit Purchaser or any of its Affiliates from effectively controlling in any respect the business or operations of Purchaser or any of its Affiliates.

         2.6 Non-competition Agreement. Seller, U.S. Parent and Purchaser shall enter into the Non-Competition Agreement at Closing.

         2.7 Resignations. At Closing, Seller shall cause to be delivered to Purchaser the resignation of each of the directors and officers of each of the Company Entities, which resignations shall be effective immediately subsequent to Closing.

         2.8      Tax Matters.
                  -----------

                  2.8.1 "BOOKED TAXES" means Taxes of each Company Entity payable with respect to a Straddle Period (as defined in Section 2.8.2.1 below) that are reflected on the Final Report as current assets or current liabilities with respect to such Taxes and that are taken into account in computing the adjustment to the Purchase Price under Section 2.2 hereof.

                  2.8.2 Taxes of each Company Entity with respect to the period ending on (and including) the Closing Date, other than Booked Taxes, shall be the responsibility of Seller. Taxes of each Company Entity with respect to the period after the Closing Date shall be the responsibility of Purchaser.

                           2.8.2.1 Seller agrees to pay and, notwithstanding any
disclosure of potential tax liabilities made by Seller or the Company Entities, to indemnify, reimburse and hold harmless Purchaser and the Company Entities and their respective successors, and their respective officers, directors, employees, agents and representatives, from and against any and all Taxes of the Company Entities payable with respect to, and any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) (herein referred to as "INDEMNIFIABLE TAX DAMAGES"), arising out of or in any manner incident, relating or attributable to Taxes of the Company Entities payable with respect to, or Tax Returns required to be filed by the Company Entities under Section 2.8.7 with respect to, (i) any taxable year (or other applicable reporting period) (a "REPORTING PERIOD") of the Company Entities ending on or before the Closing Date, and (ii) any Reporting Period of the Company Entities that begins before the Closing Date and that ends after the Closing Date (a "STRADDLE PERIOD"), whether such Taxes are imposed directly on the Company Entities or as a result of including the Company Entities in consolidated or combined returns filed by the affiliated group of which the Company Entities are members (the "SELLER CONSOLIDATED

GROUP"), except that with respect to any Straddle Period, Seller shall be responsible for the payment of such Taxes only to the extent that they exceed Booked Taxes. Seller shall be entitled to any credits or refunds of Taxes of the Company Entities payable with respect to any Reporting Period of the Company Entities ending on or before the Closing Date. Purchaser shall cause the amount of any credits or refunds of Taxes to which Seller is entitled under this
Section 2.8, but which are received by or credited to the Company Entities after the Closing Date, to be paid to Seller within ten business days following such receipt or crediting; provided that Seller shall reimburse the Company Entities to the extent of any required subsequent repayment of, or reduction in, the amount of such credits or refunds of Taxes so received or credited.

                           2.8.2.2 In accordance with Code Section 1442 and the
Treasury Regulations promulgated thereunder, Purchaser shall withhold from the payment to Licensor set forth in Section 2.2.1.1 hereof, and pay-over to the U.S. Treasury, a U.S. federal withholding tax in an amount equal to 30% of the gross amount of such payment, or such other withholding percentage rate reflected on a properly completed and duly executed original I.R.S. Form W-8BEN (or other appropriate form) delivered to Purchaser at Closing pursuant to
Section 7.2.1 of this Agreement. Seller shall also indemnify and hold harmless Purchaser and the Company Entities from and against any and all Taxes of Seller and members of the Seller Consolidated Group other than the Company Entities for any and all periods, whether before or after the Closing Date, and from and against any and all Indemnifiable Tax Damages arising out of or in any manner incident, relating or attributable to such Taxes or to Tax Returns filed or required to be filed by Seller and members of the Seller Consolidated Group other than the Company Entities (including Taxes and Indemnifiable Tax Damages arising from any and all of Purchaser's U.S. federal withholding tax obligations with respect to payments made by Purchaser in accordance with this Agreement, the ADT License Agreement and the Non-Competition Agreement, but not including Taxes and Indemnifiable Tax Damages arising from Purchaser's failure to pay over to the U.S. Treasury U.S. federal withholding tax as required by this Section 2.8.2.2).

                           2.8.2.3 Purchaser agrees to pay and to indemnify,
reimburse and hold harmless Seller (and other members of the Seller Consolidated Group) and their successors, and their officers, directors, employees, agents and representatives, from and against (i) any and all Booked Taxes and (ii) any and all Taxes of the Company Entities payable with respect to, and any and all Indemnifiable Tax Damages, arising out of or in any manner incident, relating or attributable to Taxes of the Company Entities payable with respect to, or Tax Returns required to be filed by the Company Entities with respect to, (A) any Reporting Period of the Company Entities beginning after the Closing Date and
(B) any Reporting Period that includes the Closing Date but only for that portion of such period commencing the day after the Closing Date, whether such Taxes are imposed directly on the Company Entities or as a result of including the Company Entities in consolidated or combined returns filed by any consolidated group of which the Company Entities are members.

                  2.8.3 Any tax sharing agreement, practice or other similar arrangement between the Company Entities and other members of the Seller Consolidated Group shall be terminated as of the Closing Date.

                  2.8.4 The Tax liabilities for each Straddle Period for the Company Entities shall be determined by closing the books and records of the Acquired Company as of the Closing Date, by treating each such Straddle Period as if it were a separate Reporting Period and by employing accounting methods which are consistent with those employed in preparing the Tax Returns for the Company Entities in prior Reporting Periods and which do not have the effect of distorting income or expenses (taking into account the transactions contemplated by this Agreement), except that Taxes based on items other than income or sales shall be computed for the Reporting Period beginning on the first day of the applicable Straddle Period and prorated on a time basis between the Straddle Period and the period beginning on the first day after the Closing Date and ending on the last day of the Reporting Period which includes the Closing Date; provided that with respect to any Tax which is not in effect during the entire Straddle Period, the proration of such Tax shall be based on the period during the Straddle Period that such Tax was in effect.

                  2.8.5 Except as shown on SCHEDULE 2.8, Seller shall be responsible for preparing and filing on behalf of the Company Entities all Tax Returns for Reporting Periods of the Company Entities ending on or before the Closing Date, including Tax Returns of the Company Entities for such periods which are due after the Closing Date, and Seller shall be responsible for the contents of such returns; provided, however, that Seller shall furnish Purchaser and the Company Entities with copies of such returns of the Company Entities, on a separate company basis, within 30 days following the filing date. Purchaser shall be responsible for preparing and filing on behalf of the Company Entities all Tax Returns for Reporting Periods of the Company Entities ending after the Closing Date (including for Reporting Periods beginning before and ending after the Closing Date).

                  2.8.6    Section 338(h)(10) Election.
                           ---------------------------

                           2.8.6.1 Seller represents and warrants to Purchaser,
with respect to its most recently filed federal income tax return, that (i) ADT Holdings, Inc. has filed or has caused to be filed a consolidated federal income tax return on the basis that ADT Holdings, Inc. is the parent corporation of an affiliated group of corporations pursuant to Code Section 1501 (the "SELLING GROUP"), (ii) each of the Company Entities was included as a member of the Selling Group on such recently filed tax return, and (iii) the Selling Group has not elected to discontinue the filing of consolidated federal income tax returns pursuant to Code Section 1501.

                           2.8.6.2 The Selling Group shall make timely and
irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws with respect to the Company Entities (the "SECTION 338(h)(10) ELECTIONS"), and Seller shall cause the Selling Group to join with Purchaser in making the

Section 338(h)(10) Elections. Seller and Purchaser shall report the transactions contemplated by this Agreement consistent with such Section 338(h)(10) Elections and shall take no position contrary thereto, unless otherwise required by a determination within the meaning of Section 1313 of the Code (or similar provision of state or local law). Seller shall pay to the applicable taxing authority any Tax attributable to the Section 338(h)(10) Elections.

                           2.8.6.3 Seller and Purchaser agree to allocate the
modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) among the assets of the Company Entities in accordance with the agreement of Seller and Purchaser reached within the earlier of 30 days after the determination of the final Purchase Price pursuant to Section 2.2.3 of this Agreement or 100 days following the Closing (the "AGREEMENT PERIOD"); provided, however, that if Seller and Purchaser do not reach such an agreement within such Agreement Period, such allocation shall be determined by either of the following methods selected by Seller in its sole discretion within 3 business days following the expiration of the Agreement Period: (1) such allocation shall be in accordance with the appraisal of Bond & Pecaro, the fees and expenses of which shall be paid by Purchaser, or (2) such allocation shall be in accordance with the appraisal obtained through the following process: (i) Seller shall select an appraiser (the fees and expenses of which shall be paid by Seller),
(ii) Purchaser shall select an appraiser (the fees and expenses of which shall be paid by Purchaser), (iii) the two aforesaid appraisers shall select a third appraiser experienced in appraising auto auctions, (iv) such allocation shall be in accordance with the appraisal of such third appraiser, and (v) the fees and expenses of such third appraiser shall be paid one-half by Purchaser and one-half by Seller. If Seller fails to timely select either method (1) or (2), then such allocation shall be determined by method (1). Seller and Purchaser shall reflect such allocation in all applicable Tax Returns filed by any of them. Neither Seller nor Purchaser shall take a position before any Taxing Authority or otherwise (including in any Tax Return) inconsistent with such allocation, unless otherwise required by a determination within the meaning of
Section 1313 of the Code (or similar provision of state or local law).

                  2.8.7    Cooperation On Tax Matters.
                           --------------------------

                           2.8.7.1 Seller and Purchaser shall cooperate fully,
as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 2.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Company Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller or Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Purchaser, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

                           2.8.7.2 Seller and Purchaser further agree, upon
request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                           2.8.7.3 Each of Purchaser and Seller shall promptly
deliver to the other any notice from any Tax authority received by it relating to Taxes for which the other is or may be liable pursuant to this Agreement.

                  2.8.8 Tax Indemnities. The provisions set forth in this
Section 2.8, including, without limitation, the indemnification provisions, shall be separate and distinct from the provisions of Article 8 and shall not be subject to the limitations on indemnification obligations set forth therein.

                           2.8.8.1 All representations, warranties, agreements,
covenants and obligations made or undertaken by Seller in this Section 2.8 or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto. Seller agrees, from and after Closing, to indemnify and hold Purchaser or any of Purchaser's Affiliates, including the Company Entities, and their respective successors and assigns, harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) (collectively, "TAX DAMAGES") suffered or incurred by Purchaser or any of Purchaser's Affiliates, including any of the Company Entities, and their respective successors or assigns arising from, resulting from or relating to any misrepresentation by, or breach of any covenant, agreement or warranty of, Seller contained in this Section 2.8 or any certificate, schedule, document or instrument furnished by Seller pursuant thereto. It is understood and agreed by Seller that since the Acquired Company will be owned by Purchaser following the Closing, any recovery by Purchaser hereunder after Closing will be against Seller, who will have no right of reimbursement or contribution against the Acquired Company or any of the other Company Entities. Any examination, inspection or audit of the assets or business of the Company Entities conducted pursuant to this Section 2.8 shall in no way limit, affect or impair the ability of Purchaser, its successors or assigns to rely upon the representations, warranties, covenants and obligations of Seller set forth herein.

                           2.8.8.2 All representations, warranties, agreements,
covenants and obligations made or undertaken by Purchaser in this Section 2.8 or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Seller and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. Purchaser agrees from and after Closing to indemnify and hold Seller harmless from and against all Tax Damages suffered or incurred by Seller or any of Seller's Affiliates, and their respective successors or assigns arising from any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Section 2.8 or any certificate, document or instrument furnished by Purchaser pursuant thereto.

                           2.8.8.3 Any Person entitled to indemnification is
hereinafter referred to as the "TAX INDEMNIFIED PARTY," and any Person obligated to provide such indemnification thereunder is hereinafter referred to as the "TAX INDEMNIFYING PARTY." The Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of any notice, letter, correspondence, claim, determination, decision or decree (a "TAX CLAIM") received by the Tax Indemnified Party that might raise a claim for indemnification hereunder. The failure of the Tax Indemnified Party to notify the Tax Indemnifying Party promptly shall not relieve the Tax Indemnifying Party of any obligations under this Agreement except to the extent such failure materially prejudices the ability of the Tax Indemnifying Party to defend the claim. The Tax Indemnifying Party, at its cost and expense, shall have the sole and exclusive right to (and shall promptly notify the Tax Indemnified Party as to whether or not it will) handle, answer, defend, compromise or settle such Tax Claim and any tax examination, audit, contest or litigation in connection therewith. If the Tax Indemnifying Party fails within a reasonable time after notice to defend or handle any Tax Claim or any examination, audit, contest or litigation as provided herein, the Tax Indemnified Party shall be bound by the results obtained by the Tax Indemnifying Party or its successors or assigns in connection with such Tax Claim and such examination, audit, contest or litigation. The Tax Indemnified Party promptly shall provide, or shall cause to be provided, to the Tax Indemnifying Party any relevant information relating to such Tax Claim which may be particularly within the knowledge of the Tax Indemnified Party or its Affiliates and otherwise to cooperate fully with the Tax Indemnifying Party in good faith with respect to such Tax Claim; provided that the Tax Indemnifying Party shall be responsible for the payment of any interest and penalties resulting from any delay by the Tax Indemnifying Party in payment of the Tax Claim. Notwithstanding the foregoing, the Tax Indemnifying Party shall not agree, without the consent of the Tax Indemnified Party (which consent shall not be unreasonably withheld or delayed), to any adjustment which will legally bind the Tax Indemnified Party.

                           2.8.8.4 Except as otherwise provided in this Section
2.8, any amounts owed by the Tax Indemnifying Party to the Tax Indemnified Party under this Section 2.8 shall be paid within ten business days of notice from the Tax Indemnified Party; provided that if such party has not paid such amounts and such amounts are being contested before the appropriate Governmental Authorities in good faith, the Tax Indemnifying Party shall not be required to make payment until it is determined finally by an appropriate Governmental Authority that payment is due, provided that the Tax Indemnifying Party posts appropriate security as necessary to protect such party from (i) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (ii) seizures of assets.

                  2.9      Employee Plans and Compensation Arrangements.
                           --------------------------------------------

                           2.9.1 With respect to all of its group health plans,
Seller shall retain full responsibility and liability for compliance with the continuation health care coverage requirements of Code Section 4980B and ERISA Sections 601 through 608 (the "CONTINUATION COVERAGE REQUIREMENTS") for all Qualifying Events within the meaning of Section 4980B(f)(3) of the Code and
Section 603 of ERISA. On or after the Closing Date, Seller shall continue to comply with the Continuation Coverage Requirements with respect to all Qualifying Events affecting any current or former employees of the Company Entities and any qualifying beneficiary of such employees or former employees that occurred on or prior to the Closing Date. Seller shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage and arise as a result of any action or omission by Seller.

                           2.9.2 Seller shall cause the employment of any
employees listed on SCHEDULE 3.18 who currently are receiving long-term disability benefit coverage under a long-term disability program previously sponsored by the Company Entities to be transferred to Seller or to one of its Affiliates prior to the Closing Date. Seller shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including the Company Entities, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to such long-term disability benefit coverage or to any transfers of employment pursuant to this Section 2.9.2.

                           2.9.3 Prior to the Closing Date, Seller shall cause
the Acquired Company and each of the other Company Entities to terminate any Employee Plans described on SCHEDULE 3.18 that provide medical or death benefit coverage to former employees of the Company Entities (the "RETIREE MEDICAL PLANS"), except to the extent required by Section 4980B of the Code, in a manner that precludes the imposition of any future liability on the Company Entities under such Retiree Medical Plans. Seller shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including the Company Entities, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to the Retiree Medical Plans. Notwithstanding the foregoing, Seller shall assume the responsibility and liability for providing benefits under the Retiree Medical Plans with respect to employees of the Company Entities that terminated their employment on or prior to the Closing Date.

                           2.9.4 Prior to the Closing Date, Seller shall cause
the Acquired Company to terminate the ADT Automotive Holdings, Inc. Executive Pension Plan (the "PENSION PLAN") in a manner that precludes the imposition of any future liability on the Company Entities under such Pension Plan and to make full and final settlement with the Company Entities' employees and former employees with respect to all liabilities and obligations relating to their participation in the Pension Plan. Seller shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including the Company Entities, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to the Pension Plan.

                           2.9.5 Prior to the Closing Date, Seller shall cause
the Company Entities to terminate the employment of any employees of the Company Entities for whom Purchaser has provided notice that it does not intend to retain after the Closing Date, provided such notice shall be delivered to Seller in writing not less than 15 days prior to the Closing Date. With respect to such terminated employees, Seller shall make full and final settlement with any terminated employees listed on SCHEDULE 2.9.5 with respect to any severance and/or other benefits (the "SELLER SEVERANCE BENEFITS") owed under any Employee Plans or Compensation Arrangements sponsored by the Acquired Company, or any of the other Company Entities. Without regard to whether they are terminated prior to the Closing Date, Seller shall make full and final settlement with the employees listed on SCHEDULE 2.9.5 with respect to Seller Severance Benefits upon their termination of employment to the extent such employees are terminated within 12 months after the Closing Date. Seller shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including the Company Entities, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to the Seller Severance Benefits. With respect to employees terminated under this
Section 2.9.5 who are not listed on SCHEDULE 2.9.5, Purchaser shall cause the Company Entities to make full and final settlement with respect to any severance and/or other benefits (the "PURCHASER SEVERANCE BENEFITS") owed thereto under any Employee Plans or Compensation Arrangements sponsored by the Acquired Company, or any of the other Company Entities. Purchaser shall hold Seller and any entity required to be combined with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees, back pay, expenses and punitive, compensatory, liquidated and/or exemplary damages in connection with Seller's termination of such employees as requested by Purchaser, which relate to the Purchaser Severance Benefits, including but not limited to any liability that arises under the Workers Adjustment and Retraining Notification Act and any applicable state or local plant closing law. Purchaser's obligations and liabilities under this
Section 2.9.5 shall not relate to any employees listed on SCHEDULE 3.18 who currently are receiving long-term disability coverage and who are covered by the provisions of Section 2.9.2, and shall not be applicable to any liability to provide benefits under the Retiree Medical Plans and the Pension Plan or to any liability under the bonus and incentive plans and programs referenced in Section 2.9.6.

                           2.9.6 Prior to the Closing Date, Seller shall cause
the Company Entities to terminate any existing bonus and other incentive plans or programs, including deferred bonus plans or programs, that provide benefits to employees or former employees of the Company Entities, and to make full and final settlement with the Company Entities' employees and former employees with respect to all liabilities and obligations relating to their participation in such plans or programs. Seller shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including the Company Entities, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to such bonus and other incentive plans or programs.

                           2.9.7 After the Closing Date, Purchaser shall waive,
or cause the Company Entities to waive, limitations on benefits relating to any pre-existing conditions under any welfare benefit plan in which the employees of the Company Entities participate immediately following the Closing Date. After the Closing Date, Purchaser shall recognize, or cause the Company Entities to recognize, expenses paid by employees of the Company Entities in the calendar year in which the Closing occurs under the medical and dental plans of the Company Entities for purposes of the annual deductible and out-of-pocket limitations applied in medical and dental plans that provide coverage to such employees immediately following the Closing Date to the extent such recognition is permissible under the medical and dental plans that provide coverage to such employees; provided that the obligation to recognize such expenses is contingent upon Seller providing to Purchaser documentation that indicates the amount of such expenses paid in the calendar year by the employees of the Company Entities prior to the Closing.

                           2.9.8 Purchaser shall grant and shall continue to
grant, or shall cause the Company Entities to grant and continue to grant, to all employees of the Company Entities employed as of the Closing Date credit for all employment service with the Company Entities, to the extent that such service was credited under similar employee benefit plans, programs and arrangements that cover the employees as of the Closing Date, under the employee plans, programs and arrangements that cover such employees immediately following the Closing Date unless such credit is not permitted by applicable law or would result in the duplication of benefits; provided, that no such service credit shall be granted for purposes of benefit accruals or for determining eligibility for retiree medical benefits.

                           2.9.9 Purchaser shall cause the Company Entities to
provide benefit coverage under the Employee Plans and Compensation Arrangements listed in SCHEDULE 3.18 for a period of three months after the Closing Date; provided that the obligation to provide such coverage shall not extend beyond December 31, 2000. Notwithstanding the foregoing, the obligation to provide coverage under such Employee Plans and Compensation Arrangements shall not apply to any plans or programs that provide equity-based compensation, including, but not limited to, stock option or stock purchase plans, deferred compensation, bonus or incentive plans, severance plans or retirement welfare benefit plans.

                           2.9.10 Seller shall hold Purchaser and any entity
required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including the Company Entities, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to the imposition of withdrawal liability, as defined under Section 4201 ET SEQ. of ERISA, under any Multiemployer Plan in existence as the Closing Date; provided, that Seller's liabilities and obligations hereunder shall be limited to that portion of any such withdrawal liability that is based on the employer contributions to any such Multiemployer Plan that are attributable to the aggregate number of employees for which the Company Entities or any one of them has an obligation to contribute to the Multiemployer Plan as of the Closing Date.

                           2.9.11 All representations, warranties, agreements,
covenants and obligations made or undertaken by Seller in this Section 2.9 or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto. Seller agrees, from and after Closing, to indemnify and hold Purchaser or any of Purchaser's Affiliates, including the Company Entities, and their respective successors and assigns, harmless from and against all Damages suffered or incurred by Purchaser or any of Purchaser's Affiliates, including any of the Company Entities, and their respective successors or assigns arising from, resulting from or relating to any misrepresentation by, or breach of any covenant, agreement or warranty, of Seller contained in this Section 2.9 or any certificate, schedule, document or instrument furnished by Seller pursuant thereto. It is understood and agreed by Seller that since the Acquired Company will be owned by Purchaser following the Closing, any recovery by Purchaser hereunder after Closing will be against Seller, who will have no right of reimbursement or contribution against the Acquired Company or any of the other Company Entities. Any examination, inspection or audit of the assets or business of the Company Entities conducted pursuant to this Section 2.9 shall in no way limit, affect or impair the ability of Purchaser, its successors or assigns to rely upon the representations, warranties, covenants and obligations of Seller set forth herein.

                           2.9.12 All representations, warranties, agreements,
covenants and obligations made or undertaken by Purchaser in this Section 2.9 or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Seller and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. Purchaser agrees from and after Closing to indemnify and hold Seller harmless from and against all Damages suffered or incurred by Seller or any of Seller's Affiliates, and their respective successors or assigns arising from any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Section 2.9 or any certificate, document or instrument furnished by Purchaser pursuant thereto.

                           2.9.13 The indemnification provisions set forth in
this Section 2.9 shall be separate and distinct from the provisions of Article 8 and shall not be subject to the limitations on indemnification obligations set forth therein; provided, however, that all claims for indemnification under this
Section 2.9 shall be asserted and resolved in accordance with the procedures set forth in Section 8.3.

                  2.10 Conduct of Parties Prior to the Closing. Except as expressly contemplated by this Agreement or with the prior written consent of Purchaser, during the period from the date hereof to the Closing Date, Seller shall cause the Company Entities to maintain their business, properties and assets in good operating condition and repair and conduct the Business consistent with prior practice and in the ordinary and usual course of business and abide by the following affirmative and negative covenants.

                           2.10.1 Affirmative Covenants. Seller shall cause each
of the Company Entities to:

                                    2.10.1.1 continue its current efforts to
preserve its business relationships with its employees, suppliers, distributors, advertisers, customers and others having business relationships with it;

                                    2.10.1.2 maintain all existing insurance
coverage with respect to the Company Entities and use the proceeds of any claims for loss payable under such insurance policies, plus such additional funds as may be required, to replace or restore any of the assets of the Company Entities destroyed by fire or other casualties to their former condition as soon as possible after the loss and prior to the Closing Date;

                                    2.10.1.3 promptly notify Purchaser in
writing of any unusual or material developments with respect to the business or operations of the Company Entities and of any material change in any of the information contained in the representations and warranties set forth in Article 3 or in the Schedules hereto; provided that such notification shall not relieve Seller of any obligations hereunder; and

                                    2.10.1.4 furnish to Purchaser within 30 days
after the end of each month ending between the date hereof and the Closing Date a statement of income and expense of the Acquired Company for the month just ended and such financial information (including information on payables and receivables) as Purchaser may reasonably request and which is prepared in the ordinary course of business.

                           2.10.2 Negative Covenants. Seller shall not permit
the Company Entities to:

                                    2.10.2.1 permit any material increase in the
rate or terms of compensation payable or to become payable to employees of the Company Entities, including, without limitation, any Employee Plan or Compensation Arrangement, except increases occurring in accordance with customary practices which have been disclosed to Purchaser;

                                    2.10.2.2 enter into, modify, amend, renew,
extend, terminate or waive any right under any Contract or commitment involving total payments or expenditures to any single Person of more than $50,000 on any single Contract or commitment or $500,000 in the aggregate for all such Contracts or commitments;

                                    2.10.2.3 release, cancel or assign any
material indebtedness owed to them or waive any rights or claims having value, except rights or claims not in excess of $100,000 and waived in the ordinary course of business;

                                    2.10.2.4 violate in any material respect any
laws, ordinances, orders, injunctions or decrees applicable to the Business or the Company Entities;

                                    2.10.2.5 do any act or fail to do any act
which might result in the expiration, revocation, suspension or modification of any of the Material Licenses of the Company Entities, or fail to prosecute with due diligence any material applications to any Governmental Authority in connection with the operation of the Business of the Company Entities;

                                    2.10.2.6 fail to collect the accounts
receivable or to pay the accounts payable and other current liabilities of the Company Entities in any manner other than consistent with past practices;

                                    2.10.2.7 suffer, create or assume any
monetary Encumbrance or any material non-monetary Encumbrance with respect to the Business or the assets of the Company Entities, whether now owned or hereafter acquired;

                                    2.10.2.8 sell, assign, lease, transfer or
otherwise dispose of, or enter into any agreement for the sale, assignment, lease, transfer or disposition of, any material part of the Business or material assets of the Company Entities, except in the ordinary course of business and consistent with past practices and (i) in connection with the acquisition of equivalent replacement property or (ii) pursuant to transactions not exceeding $50,000 in the aggregate;

                                    2.10.2.9 declare, set aside or pay any
dividend or other distribution or payment (whether in cash, stock or property) in respect of shares of its capital stock owned by any Person, or purchase, redeem or otherwise acquire any of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                                    2.10.2.10 permit or effect any change by any
Company Entity in accounting or bookkeeping methods, principles or practices, except as required by GAAP, or elect to discontinue the filing of consolidated federal income tax returns pursuant to Code Section 1501;

                                    2.10.2.11 permit or effect any borrowing of
money, including, without limitation, any increase or extension of purchase money credit, swaps, collars, caps, hedges or other agreements relating to the fixing of interest rates on indebtedness, by any Company Entity, or permit any increase in the liabilities of any Company Entity, other than current liabilities incurred in the ordinary course of business and consistent with past practices;

                                    2.10.2.12 Subject to Section 2.3, enter into
any inter-company transactions with Seller or any Affiliates or other operating units of Seller, other than in the ordinary course of business and consistent with past practices;

                                    2.10.2.13 make, approve or permit any change
in the Articles or Certificate of Incorporation or Bylaws or applicable governing instruments of each of the Company Entities, or in their authorized, issued or outstanding securities;

                                    2.10.2.14 issue, sell or grant shares of
capital stock, options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of the Company Entities or rights or obligations convertible into or exchangeable for any shares of capital stock of the Company Entities and not make any changes (by split-up, stock dividend, combination, reorganization or otherwise) in the capital structure of the Company Entities;

                                    2.10.2.15 make any material increase in the
size of the workforce employed by Seller or any of the Company Entities;

                                    2.10.2.16 enter into, modify, amend, renew,
extend, terminate or waive any rights under any collective bargaining agreement; or

                                    2.10.2.17 voluntarily recognize any union or
other collective bargaining agent as the representative of any of the employees of Seller or any of the Company Entities for purposes of collective bargaining, except as may be required by law.

         2.11 Brokers. Purchaser shall pay Chase Securities Inc. and agrees to indemnify and hold harmless the Acquired Company and Seller against any fee, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by it, and Seller shall pay Donaldson, Lufkin & Jenrette Securities Corporation and agree to indemnify and hold harmless Purchaser against any fee, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by Seller or any of its Affiliates, including the Acquired Company. The indemnification provisions of this Section 2.11 shall be separate and distinct from the provisions of
Article 8 and shall not be subject to the limitations on indemnification obligations set forth therein.

         2.12 Publicity. Except as otherwise required by law or regulation, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of Purchaser and Seller to the contents and the manner of presentation and publication thereof. The parties agree to cooperate and seek the other party's comment with respect to any disclosures required by law.

         2.13 No Shop. None of Seller, the Company Entities, their Affiliates or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with Article 9 below, directly or indirectly, (i) solicit or initiate the submission of proposals or offers from any Person for; (ii) participate in any discussions pertaining to or
(iii) furnish any information to any Person other than Purchaser relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or assets of any of the Company Entities. Seller and the Acquired Company shall promptly notify Purchaser if either receives an unsolicited offer from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or assets of any of the Company Entities.

         2.14 Redemption or Repurchase of Preferred Stock. Anything in this Agreement to the contrary notwithstanding, prior to Closing, Seller shall (i) cause the Acquired Company to redeem or repurchase for cash paid in full all of the shares of 7.25% cumulative preferred stock, par value $10,000 per share (the "PREFERRED STOCK"), of the Acquired Company owned by Tyco Holding II, ApS, a Danish corporation (the "PREFERRED STOCKHOLDER") in accordance with the Certificate of Incorporation of the Acquired Company, (ii) cause the Acquired Company to declare and pay all dividends and interest payable with respect to the Preferred Stock, and (iii) make all capital contributions necessary in order to fund the payments contemplated by clauses (i) and (ii) of this Section 2.14, in each case with respect to the actions contemplated by clauses (i), (ii) and
(iii) of this Section 2.14, (A) without any residual or continuing obligation or liability on the part of any of the Company Entities, (B) no Company Entity shall issue equity to an entity that is not in the Selling Group as a result of such action, and (C) so that immediately prior to Closing, all of the issued and outstanding capital stock of the Acquired Company shall be held by Seller. The redemption or repurchase of the Preferred Stock, including, without limitation, any amounts paid or payable with respect to the redemption or repurchase of the Preferred Stock or the payment of dividends and interest with respect thereto pursuant to this Section 2.14, shall not be taken into account in Working Capital.

         2.15     Access to Books and Records.
                  ---------------------------

                  2.15.1 Between the date of this Agreement and the Closing Date, Seller will cause the Company Entities to allow Purchaser, its counsel and other representatives and agents access to the books, records, files, documents, assets, properties, contracts and agreements, including, without limitation, any personnel records or any environmental studies, title policies or surveys relating to the Real Property, of the Company Entities as Purchaser may reasonably request. In the event that Purchaser desires to obtain title commitments or environmental audits of the Real Property owned by the Company Entities, Seller shall also, and shall cause the Company Entities to, assist Purchaser in obtaining such commitments or audits, including by delivering a "non-imputation" endorsement to the effect that the title defects known to the officers, directors and shareholders of the Company Entities shall not be deemed "facts known to the insured" for purposes of the title insurance policy. Purchaser will conduct any investigation in a manner that will not unreasonably interfere with the business of the Company Entities. Purchaser will treat as confidential all confidential information disclosed to it or its representatives in connection with Purchaser's investigation of the Company Entities, except as otherwise required by law.

                  2.15.2 After the Closing Date, Purchaser shall, upon request of Seller, and with reasonable notice to Purchaser, in connection with the preparation by Seller of financial statements and tax returns and for such other purposes as Seller shall reasonably request (but only with respect to operations of the Company Entities prior to Closing), (i) provide to Seller reasonable access, during normal business hours, to files, books, records, documents and other information of the Company Entities (and, at Seller's expense, copies thereof), (ii) cause its officers and personnel and the Acquired Company to furnish to Seller any and all financial and operating data and other information pertaining to the Company Entities, and (iii) make available, for consultation with Seller, personnel of Purchaser and of the Acquired Company having access to such information and documents. In exercising its rights under this Section 2.15, Seller and its representatives shall not interfere with the Company Entities' normal operations. Purchaser shall retain the files, books, records and documents of the Acquired Company, and comply with the aforesaid provisions, for at least three years after the Closing Date. Seller acknowledges and agrees that any and all information to which it is granted access pursuant hereto shall be the subject of the confidentiality provisions set forth and contained in the Non-Competition Agreement.

                  2.16 Confidentiality. Cox Enterprises, Inc. and U.S. Parent are parties to a letter agreement, dated December 20, 1999 (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding the execution, delivery and performance of this Agreement, or the termination of this Agreement prior to Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, but shall expire concurrently with the Closing hereunder.

                  2.17     Certain Post-closing Environmental Procedures.
                           ---------------------------------------------

                           2.17.1 From and after Closing, with respect to
environmental liabilities or breaches of representations set forth in Section 3.14, Purchaser shall provide written notice to Seller, specifying the nature of and basis for such environmental liability or breach, and Seller shall have the option to control the resolution of any remedial action relating thereto, including, without limitation, the performance of any tests, reports, investigations or any other activities relating to such remedial action and contacting Governmental Authorities, making any reports to such Governmental Authorities, submitting any remedial action plans to such Governmental Authorities and negotiating with such Governmental Authorities; provided that, in addition to the provisions set forth in Section 2.17.4 below, Seller agrees
(i) to provide Purchaser, in advance, with a reasonably detailed description of any such proposed remedial action and a reasonable period of time, given the specific circumstances, to permit Purchaser to comment on such proposed activity, and Seller agrees to consider in good faith any such comments, (ii) to perform any such remedial action in a reasonably prudent manner to avoid any harm to the environment or to human health and safety, to comply with all laws, including Environmental Laws, to obtain and maintain all necessary permits, financial assurances and insurance and to obtain their own EPA Identification Number (if practicable), arrange for disposal and be identified on manifests as the "generator" (if practicable), of all Hazardous Materials generated from or otherwise arising out of any such remedial action,
(iii) to perform all actions reasonably necessary to remove or remediate the Hazardous Materials, contamination or environmental degradation arising out of or relating to the indemnification claim and to bring the facility or property into compliance with all Environmental Laws with respect to such Hazardous Materials, contamination or degradation and agree to obtain written governmental approval confirming that no further actions are required with respect to such Hazardous Materials, contamination or degradation, and (iv) not to perform any remedial action in a manner which is reasonably likely to reduce the value of or materially alter the use of the Real Property. Purchaser and Seller agree that the use of the Real Property as of the Closing Date shall be the appropriate property classification to be used in determining which actions are reasonably necessary pursuant to clause (iii) above with respect to such Real Property. Notwithstanding the foregoing, Seller must provide Purchaser with written notice within ten days of their receipt of Purchaser's notice pursuant to this Section
2.17.1 whether or not they desire to control the resolution of such remedial action, and, if no such written notice is received by Purchaser within such ten-day period, Purchaser shall have the option to control the resolution of such remedial action.

                  2.17.2 From and after Closing, Purchaser agrees that, without Seller's prior consent, it shall not, and it shall not permit any of its directors, officers, employees and agents to, voluntarily perform any environmental testing of the soil or groundwater at any Real Property that may reasonably be expected to lead to the identification of any contamination thereof, unless and to the extent (i) required by any law (including any Environmental Law), any applicable Governmental Authority or in connection with any third party claim, (ii) the performance of such testing would reasonably be expected to decrease the risk or scope of injury to human health or the environment in the event of an emergency or (iii) subject to providing Seller with advance written notice and a reasonably detailed description of the planned environmental testing, as reasonably necessary to permit a financing, sale, closure, lease, sublease, lease or sublease termination or assignment or other disposal of a facility or Real Property or a business including any facility or Real Property.

                  2.17.3 Except as contemplated by Section 2.17.2 above, Purchaser and Seller each agree to maintain in strict confidence all information concerning any environmental matters of any Company Entity. If any Environmental Law requires Seller to disclose any such information, Seller agrees to promptly notify Purchaser of such requirement and to give Purchaser the opportunity to review and comment in advance upon the content and timing of any disclosures that Seller propose to make.

                  2.17.4 Purchaser and Seller agree that each shall, in connection with any activities they each undertake in connection with this
Section 2.17 or otherwise, (i) provide or be provided with reasonable access to employees with relevant facts about such activities, (ii) provide copies of any material documents to the other parties and a reasonable opportunity to comment on such documents, (iii) keep the other parties reasonably informed relating to the progress of such activities, (iv) where applicable, select counsel, contractors and consultants of recognized standing and competence after consultation with the other parties, (v) take all steps necessary in the defense of any claims which are the subject of such activities, (vi) at all times diligently and promptly pursue the resolution of any claims which are the subject of such activities, (vii) allow the other parties to participate in any communications or proceedings involving any Governmental Authority or any other Person and consult with the other parties hereto as to the manner of managing or resolving such communications or proceedings, in each case, except to the extent necessary to protect attorney-client privilege or attorney work product and
(viii) use reasonable efforts to avoid unreasonable interference with the other parties' normal business operations.

                  2.18     Certain Intellectual Property Matters.
                           -------------------------------------

                           2.18.1 At Closing, Seller shall cause ADT Service AG,
a Swiss corporation ("LICENSOR"), to enter into a license agreement with Purchaser (the "ADT LICENSE AGREEMENT"), substantially in the form of EXHIBIT F attached hereto, pursuant to which Licensor will license to Purchaser and/or one or more Company Entities the trademark and trade name "ADT," on a non-exclusive, fully-paid basis, for a period of ten years.

                           2.18.2 Seller represents that U.S. Patent No.
5,774,873 granted to Berent et al. on June 30, 1998 (the "PATENT") has been assigned to and is currently owned by ADT Automotive, Inc., one of the Company Entities. Purchaser agrees that if at any time during the grant period of the Patent, Purchaser intends to initiate an infringement action against any third party to enforce the Patent (an "ENFORCEMENT ACTION"), Purchaser shall, at least 30 days prior to the institution of an Enforcement Action, provide written notice to Seller of such determination (the "NOTICE"), and Seller shall have the right, exercisable by written notice of such election (the "ELECTION NOTICE") delivered to Purchaser within 30 days of Seller's receipt of the Notice, to elect to participate in such Enforcement Action. Purchaser agrees to provide Seller such information as it has in its possession relating to such proposed Enforcement Action as Seller may reasonably request. If Seller delivers the Election Notice to Purchaser within such 30-day period, Seller shall be entitled to 50% of any lump-sum settlement payments or royalty payments resulting from the Enforcement Action; provided, however, that Seller shall also bear 50% of all costs and expenses incurred with respect to such Enforcement Action, including, without limitation, attorneys' fees, expert witness fees and court costs, such payments to be made on an ongoing basis by Seller promptly upon receipt of written notice from Purchaser of the amount of such costs and expenses (together with appropriate supporting documentation). Purchaser shall periodically keep Seller apprised of the status of any Enforcement Action in which Seller has elected to participate. The parties acknowledge and agree (i) that the decision to initiate an

Enforcement Action shall be entirely at Purchaser's discretion, (ii) that Purchaser shall be under no obligation to enforce the Patent against any third party or restricted, in any way whatsoever, from granting exclusive or nonexclusive licenses of the inventions subject of the Patent, whether to affiliated or unaffiliated parties, and (iii) Purchaser shall control the Enforcement Action, including, without limitation, the selection of counsel and venue and the determination of any settlement with respect to any such Enforcement Action. If Seller fails to deliver the Election Notice to Purchaser within the required 30-day period, Seller shall have no rights or responsibilities with respect to such Enforcement Action.

                  2.19 Insurance Claims. After Closing, Seller shall maintain responsibilityfor and administrative control of all insurance claims resulting from occurrences or losses prior to the Closing Date.

3.       Representations and Warranties of Seller.
         ----------------------------------------

         Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows (any representation made "to the knowledge of Seller" shall be deemed a representation made to the knowledge of Seller and the Company Entities):

         3.1 Organization, Standing and Foreign Qualification. Seller and each of the Company Entities is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth in
SCHEDULE 3.1. SCHEDULE 3.1 sets forth a list of all Subsidiaries of the Acquired Company and their respective jurisdictions of organization and identifies the Acquired Company's direct or indirect percentage ownership interest therein. Each of the Company Entities has all corporate, partnership or other similar powers required to carry on its business as now conducted, except for such matters as would not have a Material Adverse Effect. Seller and each of the Company Entities is duly qualified and licensed to do business as a foreign corporation or other foreign legal entity and are in good standing in each jurisdiction where such qualification and/or licensing is necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Complete and correct copies of each Company Entity's articles or certificate of incorporation and bylaws or other applicable governing instruments, all as amended to date, and of the stock ledgers of each Company Entity have been delivered to Purchaser.

         3.2 Authority and Status. Seller has the full corporate power and authority to execute and deliver this Agreement and all other agreements, instruments and certificates contemplated hereby and thereby (collectively, the "RELATED AGREEMENTS") to be executed and delivered by it, to carry out and perform its obligations under the terms of this Agreement and the Related Agreements to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby, without the necessity of any act, approval or consent of any other Person whomsoever. All corporate action on the part of Seller and its directors and shareholders necessary for the authorization, execution, delivery and performance by Seller of this Agreement and the Related Agreements to be executed and delivered by Seller has been taken. This

Agreement and the Related Agreements to be executed and delivered by Seller constitute or will, when executed and delivered by Seller, constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and except as enforcement of remedies may be limited by general equitable principles.

         3.3      Capitalization.
                  --------------

                  3.3.1 SCHEDULE 3.3.1 sets forth the authorized, issued and outstanding capital stock of the Acquired Company and each of the other Company Entities, and no shares are held in the treasury of any of the Company Entities. All of the issued and outstanding shares of capital stock of the Acquired Company are owned by Seller, free and clear of all Encumbrances and preemptive or other rights or options of any nature whatsoever, and the authorization of no other Person is required in order to consummate the transactions contemplated by this Agreement by virtue of any such Person having an equitable or beneficial interest in the Acquired Company. All of the outstanding shares of capital stock of, or other equity or voting interest in, the Company Entities (other than the Acquired Company) are owned by the Acquired Company or another Company Entity free and clear of all Encumbrances and preemptive or other rights or options of any nature whatsoever, and the authorization of no other Person is required in order to consummate the transactions contemplated by this Agreement by virtue of any such Person having an equitable or beneficial interest in any Company Entity. All of the Shares and the issued and outstanding capital stock of the Company Entities are duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement, there are no (i) outstanding subscriptions, options, warrants, calls, demands, commitments, plans or agreements to issue any additional shares of any of the Company Entities' capital stock or to pay any dividends on such shares, or to purchase, redeem or retire any outstanding shares of its capital stock, (ii) outstanding stock appreciation rights, phantom stock rights or other instruments or obligations of any Company Entity which depend, in whole or in part, on the value of any of the capital stock of any Company Entity or the business or financial performance or asset value of any Company Entity, or (iii) outstanding securities or obligations which are convertible into or exchangeable for any shares of capital stock of any of the Company Entities.

                  3.3.2 All issuances, transfers or purchases of the capital stock of each of the Company Entities have been effected in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all Taxes thereon, if any, have been paid. No former or present holder of any of the Shares or any other capital stock of any of the Company Entities has any legally cognizable claim against Seller or any of the Company Entities based on any issuance, sale, purchase, redemption or involvement in any transfer of any Shares or any such other capital stock by any of the Company Entities.

                  3.4 Absence of Equity Investments. Except as described in
SCHEDULE 3.4 hereto (the "INVESTMENT INTERESTS"), none of the Company Entities owns or has the right or obligation to acquire voting securities or other ownership interests in any other Person, other than the Company Entities. The Investment Interests are owned free and clear of any and all Encumbrances, other than Encumbrances described in SCHEDULE
3.4 or arising pursuant to the governing instruments of such Persons in which the Company Entities own such Investment Interests.

         3.5      Liabilities and Obligations of the Company Entities.
                  ---------------------------------------------------

                  3.5.1 Attached hereto as SCHEDULE 3.5.1 are true, correct and complete copies of the consolidated balance sheets of the Company Entities as of September 30, 1997, 1998 and 1999, and the related statements of income for the years then ended, and the consolidated balance sheet of the Company Entities as of December 24, 1999, and the related statement of income for the three months then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are correct and complete, are in accordance with the books and records of the Company Entities, have been prepared in accordance with GAAP, consistently applied, and fairly present the financial position and results of operations of the Company Entities as of the respective dates and for the respective periods presented therein (subject to normal recurring year-end adjustments which are not, and are not expected to be, material in amount and except for the absence of footnotes).

                  3.5.2 None of the Company Entities has any actual or potential liability or obligation related to its assets, business, operations or financial condition (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with GAAP, consistently applied, including, without limitation, any liability that might result from an audit of its Tax Returns by any appropriate Governmental Authority, except for (i) the liabilities and obligations of the Company Entities which are disclosed or reserved against in the Financial Statements or disclosed on SCHEDULE 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, and (ii) liabilities incurred or accrued in the ordinary course of business since the date of the most recent Financial Statements, and which do not, either individually or in the aggregate, have (and would not reasonably be expected to have) a Material Adverse Effect.

                  3.5.3 Except as set forth in SCHEDULE 3.5.3, none of the Company Entities is in default in any material respect with respect to any liabilities or obligations which are related to the assets, business or operations of the Company Entities.

         3.6      Tax Matters.
                  -----------

                  3.6.1 Seller has filed or has caused to be filed in a timely manner all required Tax Returns of the Company Entities with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed by the Company Entities (except Tax Returns for which the filing date has not expired or has been extended and such extension period has not expired), and all Taxes shown on such Tax Returns have been properly accrued or paid to the extent such Taxes have become due and payable. SCHEDULE 3.6 lists all jurisdictions where Tax Returns are required to be filed with respect to the Company Entities. Except as set forth in SCHEDULE 3.6, the Financial Statements reflect an adequate reserve in accordance with GAAP (without regard to any amounts reserved for deferred taxes) for all unpaid Taxes payable by the Company Entities for all Tax periods and portions thereof through the date of such Financial Statements. Except as disclosed in SCHEDULE 3.6, Seller has not, and none of the Company Entities has, executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. Except as disclosed in SCHEDULE 3.6, none of the federal, state or local income Tax Returns filed by or on behalf of the Company Entities are currently being audited by any taxing authority, and there are no other examinations, requests for information or other administrative or judicial proceedings pending with respect to Taxes of the Company Entities. Except as disclosed in SCHEDULE 3.6, (i) neither the Internal Revenue Service nor any other taxing authority has asserted any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, any of the Company Entities, and (ii) there are no proposed reassessments of any property owned by any of the Company Entities that would affect the Taxes of any of the Company Entities. None of the Company Entities has any liability for the Taxes of any Person (other than the members of the Selling Group) pursuant to
Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of a consolidated, combined or unitary Tax Return. There are no Tax liens on any assets of the Company Entities, other than liens for current Taxes not yet due and payable without penalty and liens for Taxes that are being contested in good faith by appropriate proceedings.

                  3.6.2 Except as disclosed in SCHEDULE 3.6, none of the Company Entities has been at any time a member of any partnership, joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

                  3.6.3 As of the Closing, there will be no tax sharing agreements or similar arrangements with respect to or involving any of the Company Entities.

         3.7 Personal Property. All of the tangible assets material to the operations of the Company Entities are in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily and are available for immediate use in the conduct of the Business of the Company Entities as presently conducted.

         3.8 Bank Accounts. Set forth and described on SCHEDULE 3.8 hereto is a complete list of all bank accounts and safe deposit boxes of the Company Entities, all powers of attorney in connection with such accounts and the names of all persons authorized to draw thereon or to have access thereto.

         3.9      Consents and Approvals; Noncontravention.
                  ----------------------------------------

                  3.9.1 Except as set forth on SCHEDULE 3.9 and except for compliance with any applicable requirements of the HSR Act, there is no requirement applicable to Seller or any Company Entity to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation by Seller of the sale of the Shares and to enable Purchaser to hold the Shares and conduct the full operation of the Business as presently conducted by the Company Entities pursuant to this Agreement.

                  3.9.2 Except as set forth on SCHEDULE 3.9, the execution, delivery and performance of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles or Certificate of Incorporation, Bylaws or other applicable governing instruments, each as amended to date, of Seller or any of the Company Entities; (ii) violate, result in a breach of or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, or result in the creation or imposition of any Encumbrance upon the property of any Company Entity pursuant to any provision of, any Material Contract; or (iii) violate any Material License or any applicable law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any Governmental Authority to which any Company Entity or Seller is a party or is bound or by which the assets or business of the Company Entities are affected.

         3.10 Absence of Changes. Since September 30, 1999, none of the Company Entities has, except as otherwise expressly provided in this Agreement or disclosed on SCHEDULE 3.10:

                  3.10.1 transferred, assigned, conveyed or liquidated any of the assets of the Company Entities or entered into any transaction or incurred any liability or obligation that materially affects the business, operations or financial condition of the Company Entities other than in the ordinary course of its business;

                  3.10.2 suffered any material adverse change in the business, operations or financial condition of any of the Company Entities or become aware of any event or state of facts that may reasonably be expected to result in any such material adverse change;

                  3.10.3 suffered any physical destruction, damage or loss, materially and adversely affecting the assets of any Company Entity, whether or not covered by insurance;

                  3.10.4 incurred the imposition of any Encumbrance or claim upon any of the material assets of any Company Entity, except for any current year lien with respect to personal or real property Taxes not yet due and payable and except for liens of suppliers, lessors and others reflected by Working Capital;

                  3.10.5 committed or permitted any default in any liability or obligation which has had or will have a Material Adverse Effect;

                  3.10.6 declared, promised or made any distribution or other payment from the assets of any Company Entity to Seller (except for cash distributed to Seller in accordance with Seller's cash-consolidation practices which are reflected as inter-company receivables to Company Entities) or issued any additional shares or rights, options or calls with respect to any Company Entity's capital stock, or redeemed, purchased or otherwise acquired any of any Company Entity's capital stock, or made any change whatsoever in any Company Entity's capital structure;

                  3.10.7 except in the ordinary course of business and consistent with past practices, paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any Employee Plan or Compensation Arrangement, or paid any bonus to, or granted any increase in the compensation of, any Company Entity's directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees;

                  3.10.8 changed its accounting methods, practices or principles; or

                  3.10.9 incurred any other material liability or obligation or entered into any transaction, in each case other than in the ordinary course of business.

         3.11 Litigation. Except as otherwise set forth in SCHEDULE 3.11 hereto, there is no suit, action, proceeding, claim or investigation pending or, to the best knowledge of Seller, threatened against or affecting any Company Entity. None of the items described in SCHEDULE 3.11, singly or in the aggregate, would (if determined adversely to any Company Entity) have a material adverse effect on the assets, Business, operations or financial condition of the Company Entities, or the right of Seller to consummate the transactions contemplated hereby.

         3.12 Licenses and Permits; Compliance With Law. Each of the Company Entities holds all material licenses, certificates, permits, franchises and rights (the "MATERIAL LICENSES") from all appropriate federal, state or other Governmental Authorities required for the conduct of the Business as currently conducted by the Company Entities, and none of the Material Licenses is subject to any restriction or condition which would limit the full operation of the Business of the Company Entities as presently operated. All of the Material Licenses are listed on SCHEDULE 3.12. Except as noted in SCHEDULE 3.12, each of the Company Entities is presently conducting the Business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations, laws and orders of any Governmental Authority. Further, none of the Company Entities is presently charged with, nor to the best knowledge of Seller, is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor is presently the subject of any pending or threatened adverse proceeding by any Governmental Authority having jurisdiction over the assets or Business of the

Company Entities. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in the termination of any Material License held by the Company Entities.

         3.13     Real Property.
                  -------------

                  3.13.1 SCHEDULE 3.13 lists all Real Property owned or leased by any of the Company Entities and used or held for use in the Business, indicating in each case whether the property is owned or leased. The Real Property disclosed on SCHEDULE 3.13 includes all real property or interests therein necessary to conduct lawfully the Business as presently conducted. Except as otherwise set forth on SCHEDULE 3.13, all of the Real Property (including the improvements thereon) has full legal and practical access to public roads or streets and is supplied in all material respects with all utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer, necessary for the conduct and operation of the Business of the Company Entities as now conducted, all of which services are adequate in accordance in all material respects with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property. Except as otherwise set forth on SCHEDULE 3.13, all improvements, installations, equipment and facilities made by or constructed for any of the Company Entities or utilized in connection with the Company Entities were constructed and are maintained, placed and located in compliance in all material respects with all applicable federal, state or other statutes, laws, ordinances, regulations, rules, codes, orders, deeds, easements, restrictions, leases, licenses, permits or other arrangements or requirements (including, but not limited to, any building, zoning or Environmental Laws or codes) affecting such premises and are located entirely on the Real Property, and none of the Real Property is located within any flood plain.

                  3.13.2 Except as otherwise set forth on SCHEDULE 3.13, with respect to each leasehold interest included in the Real Property, neither the Company Entity holding such interest nor the landlord is in default under any agreement relating thereto (nor, to the knowledge of Seller, is any other party thereto), and such leasehold interest (i) is valid, subsisting and in full force and effect; (ii) is free and clear of all Encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber or other rights or interests, except for (a) liens for real estate Taxes not yet due and payable,
(b) easements, rights-of-way and restrictions of record, all of which, to the knowledge of Seller, are described in SCHEDULE 3.13, and (c) statutory liens in favor of landlords with respect to rent not yet due and payable, (d) any other claims or Encumbrances which are described in SCHEDULE 3.13 and annotated to indicate whether such claims or Encumbrances will be removed prior to or at Closing, and (e) those non-monetary Encumbrances which do not, individually or in the aggregate, materially interfere with the use of such Real Property or materially detract from its value; and (iii) will at Closing include enforceable rights to nondisturbance with respect to all prior Encumbrances and peaceful and quiet enjoyment, so long as the Company Entity party thereto fulfills its obligations under the lease and/or mortgage therefor.

                  3.13.3 Except as otherwise set forth on SCHEDULE 3.13, all Real Property (including the improvements thereon) (i) is in good condition and repair in accordance with normal and customary industry practices (excepting ordinary wear and tear), (ii) is available for immediate use in the conduct of the business or operations of the Company Entities and (iii) complies in all material respects with all applicable building, safety and zoning codes and the regulations of any Governmental Authority having jurisdiction. Except as otherwise set forth on SCHEDULE 3.13, none of the Real Property or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications. There are no condemnation proceedings or eminent domain proceedings, lawsuits or legal proceedings of any kind pending or, to the knowledge of Seller, threatened in connection with any of the Real Property. The Real Property and the present use and condition thereof do not violate in any material respect any applicable deed restrictions or other covenants, restrictions, agreements, existing site plan approvals, or in any material respect, any zoning or subdivision regulations or urban redevelopment plans applicable to the Real Property as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of the Real Property, other than those which are transferable with the Real Property and the Material Licenses, are required by any Governmental Authority having jurisdiction over the Real Property or their operation. Except as otherwise set forth on SCHEDULE 3.13, the Company Entities have paid, or shall have paid prior to Closing, all amounts owing by any of the Company Entities to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any Real Property. SCHEDULE 3.13 sets forth a true and complete list of all construction, architect, engineering and other agreements, if any, relating to uncompleted construction projects entered into by any of the Company Entities in connection with any Real Property involving amounts in excess of $250,000.

         3.14     Environmental Matters.
                  ---------------------

                  3.14.1 Except as disclosed on SCHEDULE 3.14 hereto, (i) each Company Entity's operations with respect to the Business and all Real Property has complied and currently complies in all material respects with all applicable Environmental Laws; (ii) none of the Company Entities' operations thereon are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) to the knowledge of Seller, none of the Real Property is the subject of any federal or state investigation concerning any use or release of any Hazardous Material; (iv) neither Seller or any Company Entity nor, to the knowledge of Seller, any predecessor-in-title to the Real Property has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a Hazardous Material into the environment; (v) none of the Company Entities has any material contingent liability in connection with any release of any Hazardous Material into the environment, and no release which could require material remediation has occurred; (vi) none of the operations of the Company Entities on the Real Property involves the generation, transportation, treatment, storage or disposal of Hazardous Materials of "Reportable Quantity" (as defined by CERCLA); and (vii) except in accordance in all material respects with all legal requirements, none of the Company Entities has disposed of any Hazardous Material of

Reportable Quantity in, on or about the Real Property and, to the knowledge of Seller, neither has any lessee, prior owner or other Person.

                  3.14.2 Except as disclosed in SCHEDULE 3.14, there are no surface impoundments or above ground or underground storage tanks located in, on or about the Real Property.

         3.15 Contracts, Etc. All Material Contracts are listed in SCHEDULE 3.15 hereto, and the Company Entities and Seller have delivered to Purchaser a true and complete copy of each such Material Contract. All of the Material Contracts are valid and binding upon the Company Entity that is party thereto, and, to the best knowledge of Seller, the other parties thereto and are in full force and effect. Except as set forth on SCHEDULE 3.15 hereto, there is no existing material default, event of default or other event with respect to the Material Contracts to which any of the Company Entities is a party or by which any Company Entity or its properties is bound which, with or without due notice or lapse of time or both, would constitute a material default or event of default on the part of any of the Company Entities.

         3.16 Patents, Trademarks, Trade Names, Etc. SCHEDULE 3.16 hereto sets forth a complete and correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, patents, privileges, domain names, url's and other similar intangible property rights and interests, registrations thereof and applications therefor used or useful in the conduct of the business of the Company Entities (collectively, the "PATENT AND TRADEMARK RIGHTS"), together with a complete list of all licenses granted by or to the Company Entities with respect to any of the above other than the ADT License Agreement. The Patent and Trademark Rights are sufficient to conduct the business of each of the Company Entities as it is now being conducted. The Company Entities' right, title and interest in and to the Patent and Trademark Rights are valid and enforceable and uncontested and will be owned or available for continued use by the Company Entities after the Closing. No claims, notices, oppositions or demands have been asserted by any third party with respect to any of the items listed in SCHEDULE 3.16, and no Person has interfered with, infringed upon, misappropriated, acted adversely to or otherwise come into conflict with the rights of any of the Company Entities in any of such items. To the best knowledge and belief of Seller, none of the Company Entities has interfered with, infringed upon, misappropriated, acted adversely to or otherwise come into conflict with any trademarks, trade names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person or Persons, and there is no claim or action pending or, to the knowledge of Seller, threatened with respect thereto.

         3.17 Labor Matters and Employee Relations. Attached hereto as SCHEDULE
3.17 is a list of all current employees of the Company Entities with an annual base salary in excess of $50,000, including their titles and annual wages, salary and bonus information. Except as otherwise set forth on SCHEDULE 3.17 hereto:

                  3.17.1 Neither Seller nor any of the Company Entities has received notice (or has knowledge) that any present or former employee, or union or other collective bargaining agents claiming to represent any employee, of the Company Entities has advanced a claim in writing or orally against any Company Entity (whether under any foreign, federal, state or common law, through any Governmental Authority, under an employment agreement, collective bargaining agreement, personal service or independent contractor agreement or otherwise) that is currently pending or threatened, including without limitation, any claim for (i) overtime pay, other than overtime pay for the current period; (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period);
(iii) vacations, time off (including, without limitation, potential sick leave) or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of any Company Entity's current fiscal year;
(iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work; (v) discrimination against employees on any basis; (vi) unlawful employment or termination practices; (vii) unfair labor practices or alleged violations of collective bargaining agreements; (viii) any violation of occupational safety and/or health standards; (ix) benefits under any Employee Plan or Compensation Agreement; (x) breach of any employment, personal service or independent contractor agreement; or (xi) the misclassification of employees as independent contractors.

                  3.17.2 Except as set forth in SCHEDULE 3.17, within the past five years, none of the Company Entities has been the subject of any union organizing activity or labor dispute, nor has there been any strike, slowdown, picketing or work stoppage of any kind called, or, to the knowledge of Seller, threatened to be called, against any Company Entity. None of the Company Entities has violated in any material respect any applicable federal or state law or regulation relating to labor or labor practices, including, without limitation, those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll-related Taxes. Except as set forth in SCHEDULE 3.17, none of the Company Entities is a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of any of the Company Entities, no union or other collective bargaining agent has been recognized or certified, or claims to be, or has requested recognition as, a representative of any of the employees of any of the Company Entities and, to the knowledge of Seller, no representation campaign or election is now in progress or threatened with respect to any of the employees of any of the Company Entities.

                  3.17.3 There is not pending or threatened by written notice to any of the Company Entities or Seller any charge or complaint against any of the Company Entities by or before the National Labor Relations Board, any representative thereof or any comparable foreign or state agency or authority.

                  3.17.4 Except as set forth on SCHEDULE 3.17, neither Seller nor any of the Company Entities has any written or oral contracts of employment with any current employee of the Company Entities, except for oral employment contracts terminable at will without penalty.

         3.18     Benefit Plans.
                  -------------

                  3.18.1 All of the Employee Plans and Compensation Arrangements that provide benefit coverage to employees or former employees of the Company Entities are listed and described in SCHEDULE 3.18, and complete and accurate copies of (including any amendments to) any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Purchaser, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Any unwritten Employee Plans or Compensation Arrangements also are listed in SCHEDULE 3.18, and complete descriptions have been furnished to Purchaser. Except as disclosed in SCHEDULE 3.18, neither Seller nor any of the Company Entities is a party to and/or has in effect or to become effective after the date of this Agreement any plan arrangement or other scheme which will become an Employee Plan or Compensation Arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement) or any amendment to an Employee Plan or Compensation Arrangement.

                  3.18.2 Seller has furnished to Purchaser the Forms 5500 filed for each of the Employee Plans listed in SCHEDULE 3.18 (including all attachments and schedules) and all actuarial reports, summaries of material modifications, summary annual reports and any other employer notices (including governmental filings and descriptions of material changes to Employee Plans) relating to the such Employee Plans, all of which shall be provided for the last three plan years. Seller also have furnished to Purchaser the current summary plan descriptions for such Employee Plans.

                  3.18.3 Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws.

                  3.18.4 Except as set forth in SCHEDULE 3.18, none of the Company Entities nor any ERISA Affiliate thereof is contributing to, is required to contribute to, or has contributed within the last six years to, any Multiemployer Plan, and none of the Company Entities nor any ERISA Affiliate thereof has incurred within the last six years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 ET SEQ. of ERISA.

                  3.18.5 At all times on or prior to the Closing, each Employee Plan, to the extent such Employee Plan is intended to be tax-qualified, satisfies all minimum coverage and minimum participation requirements, if any, imposed on such Employee Plan by the applicable terms of the Code and ERISA.

                  3.18.6 Neither Seller nor any of the Company Entities is aware of the existence of any governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead them to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller and any of the Company Entities, threatened against any of such plans or arrangements, and neither Seller nor any of the Company Entities possesses any knowledge of any facts which could give rise to any such action, suit or claim.

                  3.18.7 Except as described in SCHEDULE 3.18, neither Seller nor any ERISA Affiliate thereof sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of the Company Entities, except to the extent required by Section 4980B of the Code. SCHEDULE 3.18 lists all active and former employees of the Company Entities eligible for a benefit, if any, described in the preceding sentence.

                  3.18.8 Except as described in SCHEDULE 3.18, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement:
(i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no condition or event exists or is expected to occur that could subject, directly or indirectly, Seller or any ERISA Affiliate thereof to any material liability, contingent or otherwise, or the imposition of any lien on the assets of the Company Entities or any ERISA Affiliate thereof under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Person; (iii) no Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and Section 412 of the Code; (iv) no "reportable event," as that term is defined in Section 4043(b)(1) through (8) of ERISA and, to the knowledge of Seller and the Company Entities,
Section 4043(b)(9) of ERISA, ever has occurred with respect to any Employee Plan and no reportable event requires prior notice; (v) there are no unfunded liabilities with respect to any Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan; (vi) no prohibited transaction, within the definition of Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller or any ERISA Affiliate thereof to any liability; and (vii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Seller, on or prior to Closing or, if later, within the time period permitted by ERISA and the Code.

                  3.18.9 With respect to the Company Entities, SCHEDULE 3.18 contains a complete and accurate list of all qualified beneficiaries, as defined under Section 4980B(g)(1) of the Code, as of the effective date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage. There have been no failures to provide continuation coverage as required by Section 4980B(f) of the Code. Seller agrees to provide to Purchaser at Closing an updated list of such qualified beneficiaries, as described above, effective as of the Closing Date.

                  3.18.10 Except as disclosed on SCHEDULE 3.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance or unemployment compensation) becoming due to any director or employee of the Company Entities; (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement; or
(iii) materially increase any benefits otherwise payable under any Employee Plan; and any such payment or increase in benefits is fully deductible under the Code, including, but not limited to, Sections 162, 280G and 404.

                  3.18.11 Except as set forth on SCHEDULE 3.18, all Employee Plans that provide health and welfare benefits coverage to current and/or former employees, directors or independent contractors of the Company Entities are fully insured.

                  3.18.12 The assets in the ADT Automotive Holdings, Inc. Executive Retirement Trust out of which the benefits accrued under the Pension Plan are paid consist of an amount sufficient to provide for lump sum payments to those employees and/or former employees of Seller and/or the Company Entities entitled to benefits under the Pension Plan either upon termination of the Pension Plan or in the event of a "change of control," as such term is defined in the Pension Plan.

                  3.18.13 No current or former employee of the Company Entities is entitled to make a claim for long-term disability benefit coverage under any Employee Plan, except for those employees or former employees of the Company Entities set forth in SCHEDULE 3.18 who currently are receiving long-term disability benefit coverage under a long-term disability program previously sponsored by the Company Entities that is fully insured. The Company Entities retain no liability of any nature, including, but not limited to, the payment of insurance premiums, with respect to the provision of long-term disability coverage to the employees or former employees set forth in SCHEDULE 3.18.

                  3.18.14 For purposes of this Agreement, the following terms shall have the meanings indicated: (i) "EMPLOYEE PLAN" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in
Section 3(3) of ERISA to which the Company Entities or any ERISA Affiliate thereof contribute or to which the Company Entities or any ERISA Affiliate thereof sponsor, maintain or otherwise are bound; (ii)

"COMPENSATION ARRANGEMENT" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of the Company Entities or any ERISA Affiliate thereof any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; (iv) "MULTIEMPLOYER PLAN" means a plan, as defined in ERISA Section 3(37), to which the Company Entities or any ERISA Affiliate thereof has contributed, is contributing or is required to contribute; and (v) "ERISA AFFILIATE" shall mean any trade or business related to the Company Entities under the terms of Sections 414(b), (c), (m) or
(o) of the Code.

         3.19 Title to Assets. Except for leased assets described in SCHEDULE
3.19 or as otherwise set forth in SCHEDULE 3.19, the Company Entities have sole, good, valid and, in the case of Real Property, marketable title to, all Real Property, and all tangible and intangible personal properties and assets used in the conduct of the Business of the Company Entities, including, without limitation, the Patent and Trademark Rights (and no Affiliate of the Company Entities (other than a Company Entity) has any right, title or interest therein); except for (i) such as are no longer used or useful in the conduct of the Business or as have been disposed of in the ordinary course of business consistent with past practices, (ii) with respect to owned Real Property, other than those which do not materially interfere with the use or materially detract from the value of the Real Property, as currently used and as reasonably anticipated to be used, all of which, to the knowledge of Seller, are described in SCHEDULE 3.19, (iii) liens arising from current Taxes not yet due and payable and (iv) any other Encumbrances which are described in SCHEDULE 3.19 and annotated to indicate whether such Encumbrances will be removed prior to or at Closing. Except pursuant to this Agreement, neither Seller nor any of the Company Entities is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of any of the Company Entities.

         3.20 Accounts Receivable. All of the accounts receivable of the Acquired Company shown on the Financial Statements or thereafter acquired reflect actual transactions, arose in the ordinary course of business and are not subject to offset or deduction.

         3.21 Insurance. SCHEDULE 3.21 contains a complete list and brief description of all insurance policies maintained by the Company Entities. All policies of insurance listed in SCHEDULE 3.21 are in full force and effect and will remain in effect until the Closing Date.

         3.22 Guaranties. Except as set forth in SCHEDULE 3.22, none of the Company Entities is, directly or indirectly, (i) liable, by guaranty or otherwise, upon or with respect to, (ii) obligated by discount or repurchase agreement or in any other way to provide funds in respect of or (iii) obligated to guarantee or assume any debt, dividend or other obligation of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

         3.23 Full Disclosure. To the knowledge of Seller, no statement contained herein or in any certificate, Schedule, Exhibit, list or other instrument furnished to Purchaser pursuant to the provisions hereof contains, or will contain, any untrue statement of any material fact or omits, or will omit, to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.
         -------------------------------------------

         Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

         4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification and/or licensing is necessary.

         4.2 Authority and Status. Purchaser has the full corporate power and authority to execute and deliver this Agreement and the Related Agreements to be executed and delivered by Purchaser, to carry out and perform its obligations under the terms of this Agreement and the Related Agreements to be executed and delivered by it and to consummate the transactions contemplated hereby, without the necessity of any act, approval or consent of any other Person whomsoever. All corporate action on the part of Purchaser and its directors and shareholders necessary for the authorization, execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to be executed and delivered by Purchaser has been taken or will have been taken on or prior to the Closing Date. This Agreement and the Related Agreements to be executed and delivered by Purchaser constitute or will, when executed and delivered, constitute the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and except as enforcement of remedies may be limited by general equitable principles.

         4.3      Consents and Approvals; Noncontravention.
                  ----------------------------------------

                  4.3.1 Except as set forth on SCHEDULE 4.3 and except for compliance with any applicable requirements of the HSR Act, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation by Purchaser of the purchase of the Shares or to enable Purchaser to hold the Shares and conduct the full Business and operations of the Company Entities as presently conducted pursuant to this Agreement.

                  4.3.2 Except as set forth on SCHEDULE 4.3, the execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Purchaser or (ii) violate any applicable law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any Governmental Authority to which Purchaser is a party or is bound.

         4.4 Purchase for Investment. Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

         4.5 Inspections; No Other Representations. Purchaser agrees to accept the Shares and the Company Entities on the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that Seller make no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company Entities or the future business and operations of any of the Company Entities or (ii) operations or any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to any of the Company Entities or their respective businesses or operations, except as expressly set forth in this Agreement. Notwithstanding the foregoing, nothing in this Section 4.5 shall limit, affect or impair the ability of Purchaser, its successors or assigns to rely upon the representations, warranties, covenants and obligations of Seller set forth herein.

         4.6 Availability of Funds. Purchaser has, and will have, as of the Closing Date, available sufficient cash, available or committed lines of credit or other immediately available funds to enable it to consummate the transactions contemplated hereby.

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.
         ------------------------------------------------

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement to occur at Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Seller contained in this Agreement or any other certificate or instrument furnished by Seller hereunder.

         5.1 Representations True At Closing. The representations and warranties of Seller set forth in Sections 3.2, 3.3, 3.4 and 3.19 shall be true and correct in all material respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). All other representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date, as though made on the Closing Date, except (i) to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date, subject to clause (iii) below); (ii) for changes in the accuracy of such representations or warranties that result from actions which are expressly permitted by this Agreement; or (iii) any inaccuracy in the representations and warranties that, individually or in the aggregate (and without regard to any materiality qualifiers contained therein) are not reasonably likely to have a Material Adverse Effect.

         5.2 Covenants. Seller shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

         5.3 No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Effect or any damage, destruction or loss materially adversely affecting the assets or the business of the Company Entities.

         5.4 Officer's Certificate. A duly authorized officer of Seller shall deliver to Purchaser a certificate dated as of the Closing Date certifying, without personal liability, to the compliance with the conditions set forth in Sections 5.1, 5.2 and 5.3 above.

         5.5 Consents and Waivers. Purchaser shall have received a true and correct copy of each consent and waiver that has been marked with an asterisk on
SCHEDULE 3.9 in form and substance consistent with the requirements of Section
2.5 and otherwise reasonably satisfactory to Purchaser, without any conditions (on any Company Entity, Purchaser or any of their Affiliates), changes, modifications or additions to the underlying contract, agreement, license, permit or other authorizations for which consent or approval was sought, other than those of an immaterial or ministerial nature.

         5.6 Regulatory Approvals. The waiting period specified under the HSR Act shall have lapsed or been terminated, and no action, suit or other proceeding shall have been instituted, threatened or proposed by any Governmental Authority, and no order issued by any Governmental Authority shall be outstanding which would (i) enjoin, restrain, prohibit or obtain substantial damages against Purchaser or any of its Affiliates in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby, (ii) prohibit or limit the ownership or operation by Purchaser or any of its Affiliates of all or any portion of the business, operations or assets of Purchaser or any of its Affiliates, (iii) compel Purchaser or any Affiliate of Purchaser to dispose of or hold separate all or any portion of the business, operations or assets of Purchaser or any of its Affiliates, (iv) impose limitations (other than routine reporting requirements) on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of any of the Company Entities, including the right to vote such capital stock on all matters properly presented to the applicable shareholders, or (v) prohibit Purchaser or any of its Affiliates from effectively controlling in any respect the business or operations of Purchaser or its Affiliates. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, including state governmental approvals with respect to auction and dealer licenses held by any of the Company Entities listed on
SCHEDULE 5.6 attached hereto.

         5.7 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing; provided that Purchaser shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other prohibition that may be entered.

         5.8 Redemption or Repurchase of Preferred Stock. Seller shall have caused the Acquired Company to redeem or repurchase the Preferred Stock held by the Preferred Stockholder pursuant to Section 2.14.

         5.9 Deliveries. Seller shall have made or stand willing to make all the deliveries to Purchaser described in Section 7.2.1.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.
         ---------------------------------------------

         The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller, but without prejudice to any other right or remedy which Seller may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement or any other certificate or instrument furnished by Purchaser hereunder.

         6.1 Representations True at Closing. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations shall be true and correct in all material respects as of such earlier date) as though made at and as of the Closing Date.

         6.2 Covenants. Purchaser shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

         6.3 Officers' Certificate. A duly authorized officer of Purchaser shall deliver a certificate dated as of the Closing Date certifying, without personal liability, to the compliance with the conditions set forth in Sections 6.1 and
6.2 above.

         6.4 Regulatory Approvals. The waiting period specified under the HSR Act shall have lapsed or been terminated, and no action, suit or other proceeding shall have been instituted, threatened or proposed by any Governmental Authority, and no order issued by any Governmental Authority shall be outstanding which would (i) enjoin, restrain, prohibit or obtain substantial damages against Seller or any of its Affiliates in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby, (ii) prohibit or limit the ownership or operation by Seller or any of its Affiliates of all or any portion of the business, operations or assets of Seller or any of its Affiliates, (iii) compel Seller or any Affiliate of Seller to dispose of or hold separate all or any portion of the business, operations or assets of Seller or any of its Affiliates, or (iv) prohibit Seller or any of its Affiliates from effectively controlling in any respect the business or operations of Seller or its Affiliates. For purposes of this Section 6.4, Affiliates of Seller shall not include the Company Entities.

         6.5 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing; provided that the Company Entities and Seller shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other prohibition that may be entered.

         6.6 Deliveries. Purchaser shall have made or stand willing to make all the deliveries to Seller described in Section 7.2.2.

7.       CLOSING.
         -------

         7.1      Time and Place of Closing.
                  -------------------------

                  7.1.1 Subject to the satisfaction or, to the extent permitted by law, waiver, of the closing conditions set forth in Articles 5 and 6, and subject to Sections 7.1.2 and 7.1.3, the Closing shall be held at the offices of Dow, Lohnes & Albertson, PLLC, located at One Ravinia Drive, Suite 1600, Atlanta, Georgia 30346, on the date and time specified by Purchaser by notice to Seller, which specified date shall be on the first Friday which is at least three business days after (i) the consents described in Section 5.5 shall have been obtained or waived, and (ii) the applicable waiting periods required under the HSR Act have expired or otherwise terminated (or at such other place and/or on such other date as Purchaser and Seller may mutually agree), but, subject to
Section 7.1.3, in no event will the Closing be held later than ten months from the date hereof (the "UPSET DATE"). The Closing contemplated hereunder shall, for all purposes hereunder, be final, effective and deemed to have occurred at and as of 11:59 p.m. Eastern Time on the Closing Date, with any reference to Closing Date hereunder for the purpose of closing adjustments being deemed to mean such time (the "ADJUSTMENT TIME"). Seller shall have been deemed to have retained all of the Shares with all attendant benefits, rights, obligations and liabilities, in the Company Entities until 11:59 p.m. Eastern Time on the Closing Date.

                  7.1.2 If on the date on which the Closing would otherwise be required to take place pursuant to Section 7.1.1 above there shall be in effect
(i) any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent or make unlawful the Closing, or (ii) any other circumstance beyond the reasonable control of the Company Entities, Seller or Purchaser shall exist that would prevent the Closing or the satisfaction of any of the conditions precedent to any party set forth in
Article 5 or 6, then either Seller or Purchaser may, at its option, postpone the date on which the Closing is required to take place until such date, to be set by the party that elects to postpone the date for Closing pursuant to this
Section 7.1.2 on at least ten business days' written notice to the other party, as soon as practicable after such judgment, decree, order or other prohibition ceases to be in effect, or such other circumstance ceases to exist; provided, however, that any postponement of the date on which the Closing is required to take place to a date beyond the Upset Date shall require the consent of Seller and Purchaser.

                  7.1.3 Notwithstanding anything in this Agreement to the contrary, if on the date scheduled for Closing, the Closing has not occurred because any notice period required by Section 7.1.1 or 7.1.2 has not lapsed, the Upset Date shall be extended until one business day after the lapse of such period.

         7.2 Transactions At Closing. At the Closing, each of the following transactions shall occur:

                  7.2.1 At the Closing, Seller shall deliver to Purchaser the following:

                           (i) all certificates representing the Shares,
including the Preferred Stock, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel;

                           (ii) copies of the consents and waivers described in
Section 5.5 which have been obtained;

                           (iii) certificates of compliance or a certificate of
good standing of each of the Company Entities, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation and any other jurisdiction which is set forth in SCHEDULE 3.1 hereto;

                           (iv) certified copies of resolutions of the Board of
Directors of Seller approving the transactions set forth in this Agreement;

                           (v) certificate of incumbency for the officers of
Seller;

                           (vi) the Non-Competition Agreement, executed by
Seller and U.S. Parent;

                           (vii) the certificate of a duly authorized officer of
Seller described in Section 5.4;

                           (viii) an opinion of internal counsel for Seller,
Parent and U.S. Parent substantially in the form of EXHIBIT G;

                           (ix) the ADT License Agreement, executed by Licensor;

                           (x) all minute books, corporate seals and corporate
records of the Company Entities;

                           (xi) copies of the Certificate of Incorporation or
other applicable governing instruments, and all amendments thereof, of each of the Company Entities, certified by the Secretary of State of the state in which such entity is incorporated;

                           (xii) copies of the bylaws or other applicable
governing instruments of each of the Company Entities certified by the respective Secretary of each such Company Entity as being correct, complete and in full force and effect on the Closing Date;

                           (xiii) the resignation of each of the directors and
officers of the Company Entities described in Section 2.7;

                           (xiv) instruments and documents reasonably
satisfactory to Purchaser evidencing the redemption or repurchase by the Acquired Company of all of the Preferred Stock held by the Preferred Stockholder; and

                           (xv) a properly completed original I.R.S. Form W-8BEN
(or other appropriate form), duly executed by Licensor, certifying that the royalty paid to Licensor under the ADT License Agreement is subject to U.S. federal withholding tax at a rate other than 30%.

                  7.2.2 At the Closing, Purchaser shall deliver to Seller the following:

                           (i) cash, in immediately available funds, by wire
transfer, in the amount of the Purchase Price, as adjusted pursuant to Section
2.2 hereof;

                           (ii) the Non-Competition Agreement, executed by
Purchaser;

                           (iii) certified copies of the resolutions of the
Board of Directors of Purchaser approving the transactions set forth in this Agreement;

                           (iv) certificates of incumbency for the officers of
Purchaser;

                           (v) the certificate of a duly authorized officer of
Purchaser described in Section 6.3;

                           (vi) an opinion of counsel for Purchaser
substantially in the form of EXHIBIT H; and

                           (vii) the ADT License Agreement, executed by
Purchaser.

8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.
         --------------------------------------------------------------

         8.1 Survival of Representations and Warranties of Seller. All representations, warranties, agreements, covenants and obligations made or undertaken by Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder, subject to the limitations set forth in
Section 8.4 to the extent applicable, and shall not merge in the performance of any obligation by any party hereto. Subject to the limitations set forth in this
Article 8, Seller agrees from and after Closing to indemnify and hold Purchaser or any of Purchaser's Affiliates, including the Company Entities, and their respective successors and assigns, harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) (collectively, "DAMAGES") suffered or incurred by Purchaser or any of Purchaser's Affiliates, including any of the Company Entities, and their respective successors or assigns arising from, resulting from or relating to:

                  8.1.1 any misrepresentation by, or breach of any covenant, agreement or warranty, of Seller contained in this Agreement or the Related Agreements or any certificate, schedule, document or instrument furnished by Seller pursuant thereto; or

                  8.1.2 (i) the business or operations of the Company Entities on or prior to the Closing Date whether or not disclosed on the Schedules hereto, except as and to the extent taken into account in calculating Working Capital as of the Adjustment Time; or (ii) liabilities or obligations of the Company Entities attributable to acts or omissions, or the business or operations, of Seller or any of its Affiliates (other than the Company Entities); and in the case of either clause (i) or (ii) irrespective of when any claim, suit, action, proceeding or investigation in respect of such matters is asserted or made.

It is understood and agreed by Seller that since the Acquired Company will be owned by Purchaser following the Closing, any recovery by Purchaser hereunder after Closing will be against Seller, who will have no right of reimbursement or contribution against the Acquired Company or any of the other Company Entities. Any examination, inspection or audit of the assets or business of the Company Entities conducted pursuant to this Agreement shall in no way limit, affect or impair the ability of Purchaser, its successors or assigns to rely upon the representations, warranties, covenants and obligations of Seller set forth herein.

         8.2 Survival of Representations and Warranties of Purchaser. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Seller and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. Subject to the limitations set forth in this Article 8, Purchaser agrees from and after Closing to indemnify and hold Seller harmless from and against all Damages, suffered or incurred by Seller, its Affiliates and its successors or assigns arising from any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement, the Related Agreements or any certificate, document or instrument furnished by Purchaser pursuant thereto.

         8.3 Assertion of Indemnification Claims. All claims for indemnification under Section 8.1 or 8.2 shall be asserted and resolved as follows:

                  8.3.1 Any Person entitled to indemnification is hereinafter referred to as the "INDEMNIFIED PARTY," and any Person obligated to provide such indemnification thereunder is hereinafter referred to as the "INDEMNIFYING PARTY." If any claim or demand is asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall within 15 days after the receipt of such claim or demand notify the Indemnifying Party of the claim or demand in writing, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the "CLAIM NOTICE"); provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations under this Section 8.3.1 unless, and only to the extent that, the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party but only to the extent such motion, answer or other pleading is not prejudicial to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to fully control, defend and take remedial action with respect to such matters. If the Indemnified Party desires to participate in, but not control, any such defense, settlement or remedial activity, it may do so at its sole cost and expense. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to control its own defense with respect to any such claim or demand if (i) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and (ii) a material potential conflict of interest exists between the Indemnified Party and the Indemnifying Party that would require such separate representation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld if the Indemnifying Party shall be released in full from any and all liabilities or obligations relating to such claim.

                  8.3.2 If an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party, and the Indemnifying Party shall have the right to fully control, defend and take remedial action with respect to such matters.

         8.4 Certain Limitations On Obligation to Indemnify. Notwithstanding anything contained in this Article 8 to the contrary, no party shall have any obligation to indemnify any other party or hold it harmless pursuant to this
Article 8:

                  8.4.1 with regard to any claim for breach or alleged breach of any representation or warranty of such party, unless such claim is asserted by notice to Seller or Purchaser, as the case may be, on or prior to the first anniversary of the Closing Date; provided, however that (i) any claim for violation of the representations and warranties regarding title to the Shares and the assets of the Company Entities contained in this Agreement or in any documents or instruments delivered pursuant hereto shall survive indefinitely,
(ii) any claim for violation of the representations and warranties set forth in
Section 3.14 shall survive until the third anniversary of the Closing Date;
(iii) any claim for violation of the representations and warranties set forth in Sections 3.3, 3.6, 3.17 and 3.18, shall survive until the expiration of the applicable statute of limitations applicable to any claim or right of action related thereto, (iv) the covenants and agreements contained in this Agreement to be performed at Closing or during the period following Closing will survive until fully performed in accordance with their terms, (v) any claim for indemnity asserted pursuant to Section 8.1.2 shall survive indefinitely and (vi) the covenants and agreements contained in Sections 2.3 and 2.14 shall survive indefinitely;

                  8.4.2 until the aggregate amount of such other party's Damages exceeds Two Million Dollars ($2,000,000) (the "THRESHOLD AMOUNT"), in which case Seller or Purchaser, as the case may be, shall then be liable for such Threshold Amount and any amounts in excess of the Threshold Amount; provided, however, that the limitations on Seller's indemnification obligations set forth in this
Section 8.4.2 (i.e. the Threshold Amount) shall not apply (i) to any claim under
Section 2.2, (ii) to any claim for a violation of the representations and warranties regarding title to the Shares and the assets of the Company Entities contained in this Agreement or in any documents or instruments delivered pursuant hereto, (iii) with respect to those matters which are the subject of Section 8.1.2, (iv) to any covenants and agreements contained in this Agreement to be performed at Closing or during the period following Closing or (v) to the covenants and agreements contained in Sections
2.3 and 2.14; and

                  8.4.3 to the extent that the aggregate amount of such other party's damages exceeds Seventy-Five Million ($75,000,000) (the "CAP"); provided, however, that the limitations on Seller's indemnification obligations set forth in this Section 8.4.3 (i.e. the Cap) shall not apply (i) to any claim under Section 2.2, (ii) to any claim for a violation of the representations and warranties regarding title to the Shares and the assets of the Company Entities contained in this Agreement or in any documents or instruments delivered pursuant hereto, (iii) with respect to those matters which are the subject of
Section 8.1.2, (iv) to any covenants and agreements contained in this Agreement to be performed at Closing or during the period following Closing or (v) to the covenants and agreements contained in Sections 2.3 and 2.14.

9.       TERMINATION.
         -----------

         9.1 Agreement Between Seller and Purchaser. This Agreement may be terminated at any time prior to the Closing, and the purchase and sale of the Shares abandoned, by written agreement among Seller and Purchaser.

         9.2 Termination by Seller. This Agreement may be terminated at any time prior to the Closing by Seller, and the purchase and sale of the Shares abandoned, upon written notice to Purchaser, upon the occurrence of any of the following:

                  9.2.1 Conditions. If on any date determined for the Closing in accordance with Section 7.1 if each condition set forth in Article 5 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing by Purchaser on such date and either (i) a condition set forth in Article 6 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing by Seller on such date or (ii) Purchaser has nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Seller may not rely on the failure of any condition set forth in
Article 6 to be satisfied if such failure was caused by Seller's failure to act, or to cause the Company Entities to act, in good faith or a breach of or failure to perform, or to cause the Company Entities to perform, any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                  9.2.2 Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, as extended as provided in Section 7.1.3, unless the failure of the Closing to occur was caused by Seller's failure to act, or to cause the Company Entities to act, in good faith or a breach of or failure to perform, or to cause the Company Entities to perform, any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

         9.3 Termination by Purchaser. This Agreement may be terminated at any time prior to the Closing by Purchaser, and the purchase and sale of the Shares abandoned, upon written notice to Seller, upon the occurrence of any of the following:

                  9.3.1 Conditions. If on any date determined for the Closing in accordance with Section 7.1 if each condition set forth in Article 6 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing by Seller on such date and either (i) a condition set forth in
Article 5 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing by Purchaser on such date or (ii) Seller has nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Purchaser may not rely on the failure of any condition set forth in
Article 5 to be satisfied if such failure was caused by Purchaser's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                  9.3.2 Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, as extended as provided in Section 7.1.3, unless the failure of the Closing to occur was caused by Purchaser's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

         9.4 Effect of Termination. If this Agreement is terminated as provided in this Article 9, then, subject to Purchaser's right to specific performance provided below, which may be asserted without termination of this Agreement, this Agreement will forthwith become null and void, and there will be no liability on the part of any party to any other party or any other Person in respect thereof; provided that:

                  9.4.1 Surviving Obligations. The obligations of the parties described in Sections 2.12, 9.4, 9.5 and 10.4 (and all other provisions of this Agreement relating to expenses) will survive any such termination.

                  9.4.2 Withdrawal of Applications. All filings, applications and other submissions relating to the consummation of the transaction contemplated hereby shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to whom made.

                  9.4.3 Breach by Purchaser. No such termination will relieve Purchaser from liability for a breach by Purchaser of this Agreement, and, in such event, Seller shall have the right to monetary damages.

                  9.4.4 Breach by Seller. No such termination will relieve Seller from liability for a breach of this Agreement. Purchaser may elect to specifically enforce rather than terminate this Agreement in the event of Seller's breach, and, in such event, the parties recognize that monetary damages alone will not be adequate. Purchaser, therefore, shall be entitled, in addition to any other remedies which may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

         9.5 Attorneys' Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses (whether incurred at trial or on appeal).

         9.6 Exclusivity. In the absence of fraud and other than any action to enforce Sections 10.14 and 10.16 hereof, after the Closing Date, Sections 2.8, 2.9, 2.11 and 10.4 and the provisions of Article 8 shall provide the sole and exclusive remedy of any party for any misrepresentation or any breach of a warranty or covenant set forth in or made pursuant to this Agreement; provided, however, that this provision shall not be construed to apply to the enforcement of the Non-Competition Agreement, the ADT License Agreement or the Guaranty.

10.      GENERAL PROVISIONS.
         ------------------

         10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by courier or personal delivery, telecopier (to be followed promptly by written confirmation mailed by certified mail as provided below) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  10.1.1 If to Seller:

                           ADT General Holdings, Inc.
                           One Tyco Park
                           Exeter, New Hampshire 03833
                           Telecopier: (603) 778-7330
                           Attn:  President

                  with a copy to:

                           ADT General Holdings, Inc.
                           One Tyco Park
                           Exeter, New Hampshire 03833
                           Telecopier: (603) 778-2823
                           Attn:  General Counsel

                  10.1.2 If to Purchaser:

                           Manheim Auctions, Inc.
                           1400 Lake Hearn Drive, N.E.
                           Atlanta, Georgia 30319
                           Telecopier: (404) 843-5755
                           Attn: Mr. G. Dennis Berry

                  with a copy to:

                           Cox Enterprises, Inc.
                           1400 Lake Hearn Drive, N.E.
                           Atlanta,  Georgia  30319
                           Telecopier: (404) 843-5450
                           Attn:  Andrew A. Merdek, Esq.

                  and:

                           Dow, Lohnes & Albertson, PLLC
                           1200 New Hampshire Ave., N.W.
                           Washington, D.C. 20036-6802
                           Telecopier: (202) 776-2222
                           Attn:  John T. Byrnes, Esq.

                  10.1.3 If delivered personally by courier or facsimile transmission (confirmed as aforesaid and provided written confirmation and receipt is obtained by the sender), the date on which the delivery of a notice, request, instruction or document is effective shall be the date on which such delivery is actually received. Notices given by mail as aforesaid shall be effective and deemed received upon the date of actual receipt.

                  10.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice given to the other party in accordance with this Section 10.1.

         10.2 Further Assurances. Each party hereto covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any failure other than that waived.

         10.4 Expenses. Except as otherwise set forth herein, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. In no event shall any of the assets of any of the Company Entities be utilized for or reduced by the payment of any such fees or expenses (except, in each case, for time devoted to this transaction by management, administrative and clerical personnel of any of the Company Entities), and Seller shall indemnify Purchaser from any and all such fees or expenses (including broker fees) that have been paid from or may at any time become payable from any of the assets of any of the Company Entities. The indemnification provisions of this Section 10.4 shall be separate and distinct from the provisions of Article 8 and shall not be subject to the limitations on indemnification obligations set forth therein.

         10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

         10.6 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

         10.7 Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be modified, changed, waived, discharged or terminated orally, other than by an agreement in writing signed by the party against whom or which the enforcement of such modification, change, waiver, discharge or termination is sought.

         10.8 Counterparts. This Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument, binding on all parties hereto, even though all the parties are not signatory to the same counterpart. Any counterpart of this Agreement which has attached to it separate signature pages, which taken together contain the signature of all parties hereto, shall for all purposes be deemed a fully executed original and a facsimile transmission shall be deemed to be an original signature.

         10.9 Pronouns and Number. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         10.10 Schedules and Exhibits Incorporated. All Schedules and Exhibits attached hereto are incorporated herein by reference, and all blanks in such Schedules and Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

         10.11 Disclosure Schedules. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Purchaser and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule readily apparent, the matter shall be deemed to have disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

         10.12 Severability. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

         10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles of such State.

         10.14 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or related to, this Agreement, or the transactions contemplated hereby, may be brought in either the United States District Court for the District of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have that the venue of any such suit, action or proceeding which is brought in any such court is improper or that the suit, action or proceeding has been brought in an inconvenient forum; provided, however, that if such court for any reason determines that it does not have subject matter or personal jurisdiction over one or more necessary parties or one or more claims in such suit, action or proceeding, or if the consent to jurisdiction and venue or the waiver of forum conveniens contained in this Section 10.14 is deemed not to be enforceable by such court, or if such court determines for any reason that venue is not proper or that forum non conveniens applies, a party may bring such suit, action or proceeding in any court having jurisdiction with respect thereto, and, provided further, that any judgment obtained in any court pursuant to this Section 10.14 may be domesticated and enforced anywhere in the world. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service upon such party as provided in Section 10.1 shall be deemed effective service of process on such party.

         10.15 Third-party Beneficiaries. No person other than the parties hereto and their respective successors and permitted assigns (and in the case of Article 8, the parties specified therein) is intended to be a beneficiary of this Agreement. In executing this Agreement, the parties do not intend to create third-party beneficiary rights in anyone not a party to this Agreement.

         10.16 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any suit, action, proceeding, counterclaim or crossclaim seeking to enforce any provision of, or based on any matter arising out of or related to, this Agreement or the transactions contemplated hereby.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed under seal on its behalf, all on the day and year first above written.



                                    MANHEIM AUCTIONS, INC.



                                    By:
                                         -------------------------------
                                    Name:  Andrew A. Merdek
                                    Title: Secretary





                                    ADT GENERAL HOLDINGS, INC.



                                    By:
                                         -------------------------------
                                    Name:  Irving Gutin
                                    Title: Vice President

                                    EXHIBIT B

                               CERTAIN DEFINITIONS

            1.1 "AFFILIATES" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person with respect to whom the term "Affiliate" is used. Notwithstanding the foregoing a Person shall be deemed an "Affiliate" of a Person with respect to whom the term "Affiliate" is used if 10% or more of the voting securities of such Person is owned, directly or indirectly, by the Person with respect to whom the term "Affiliate" is used.

            1.2 "AUCTIONS" means those auctions listed on EXHIBIT A attached hereto.

            1.3 "BUSINESS" shall mean the operation of a wholesale automobile auction and any related businesses, including, without limitation, transport, reconditioning and repairs, title services and internet, software and other technology efforts conducted by the Company Entities or otherwise conducted ancillary to the Business, as such operations are currently conducted by the Company Entities.

            1.4 "CAPITALIZED LEASE OBLIGATIONS" means (without duplication) that portion of any obligation of a Company Entity as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

            1.5 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

            1.6 "CLOSING" shall mean the consummation of the transactions provided for in this Agreement.

            1.7 "CLOSING DATE" shall mean the date on which the Closing occurs pursuant to Section 7.1 hereof.

            1.8 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

            1.9 "CONTRACTS" means all contracts, agreements, options, leases, commitments, undertakings, written and oral, and other similar rights and interests of the Company Entities relating to the conduct of the business and operations of the Company Entities, plus such contracts entered into between the date hereof and the Closing Date (including amendments or other modifications of existing contracts).

            1.10 "ENCUMBRANCE" means any claim, mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses) of any nature whatsoever.

            1.11 "ENVIRONMENTAL LAW" means any Legal Requirement pertaining to land use, air, soil, surface water, groundwater (including protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same may be amended from time to time: (i) Clean Air Act (42 U.S.C.ss. 7401, ET SEQ.), (ii) Clean Water Act (33 U.S.C.ss. 1251 et SEQ.),
(iii) Resource Conservation and Recovery Act (42 U.S.C.ss. 6901, ET SEQ.) ("RCRA"), (iv) Comprehensive Environmental Response Compensation Liability Act, as amended (42 U.S.C.ss. 9601, ET SEQ.) ("CERCLA"), (v) Safe Drinking Water Act (42 U.S.C.ss. 300f ET SEQ.), (vi) Toxic Substance Control Act (15 U.S.C. ss. 2601, ET SEQ.), (vii) Rivers and Harbors Act (33 U.S.C.ss. 401, ET SEQ.), (viii) Endangered Species Act (16 U.S.C.ss. 1531, ET SEQ.), and (ix) Occupational Safety and Health Act (29 U.S.C.ss. 651, ET seq.), together with any other applicable federal, state or local laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, ground water, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance.

            1.12 "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

            1.13 "GOVERNMENTAL AUTHORITY" means (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like) or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

            1.14 "HAZARDOUS MATERIALS" shall mean (i) hazardous materials, contaminants, constituents, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations, as amended: the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801 ET SEQ., RCRA, 42 U.S.C.ss. 6901 ET SEQ., CERCLA, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss. 9601 ET SEQ., the Clean Water Act, 33 U.S.C.ss. 1251 ET SEQ., and the Toxic Substance Control Act, 15 U.S.C.ss. 2601 ET SEQ., (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing materials, (v) polychlorinated biphenyls
(PCBs), or PCB-containing materials or fluids, (vi) any other substances with respect to which any federal, state or local agency or other Governmental Authority may require either an environmental investigation or environmental remediation, and (vii) any other hazardous or noxious substance, material, pollutant or solid or liquid waste that is regulated by any Environmental Laws.

            1.15 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

            1.16 "HSR RULES" means the rules and regulations promulgated under the HSR Act.

            1.17 "INDEBTEDNESS" means, at any particular time, with respect to any Company Entity (without duplication), all indebtedness of such Company Entity for borrowed money or on account of advances to such Company Entity or obligations under acquisition agreements, in respect of which such Company Entity is liable or evidenced by any bond, debenture, note or similar instrument issued by such Company Entity, including all principal, accrued and unpaid interest, prepayment premiums, penalties and other fees or charges related thereto, any Capitalized Lease Obligations, swaps, collars, caps, hedges or other agreements relating to the fixing of interest rates of indebtedness, but excluding in any event, inter-company indebtedness owing from a Company Entity to one or more other Company Entities.

            1.18 "MATERIAL ADVERSE EFFECT" shall mean any change, effect or circumstance (other than any change, effect or circumstance resulting from the public announcement of the transactions contemplated by this Agreement) that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), financial condition or results of operation of the Company Entities, as the case may be, in each case taken as a whole.

            1.19 "MATERIAL CONTRACTS" means, with respect to each Company Entity, (i) all Contracts currently in effect which involve either (a) payments or receipts in excess of $250,000 on an annual basis or (b) material nonmonetary obligations or commitments; (ii) all leases of Real Property; (iii) all collective bargaining agreements and (iv) all Employee Plans and Compensation Arrangements.

            1.20 "NON-COMPETITION AGREEMENT" shall mean the Non-Competition Agreement of Seller, U.S. Parent and Purchaser substantially in the form attached hereto as EXHIBIT E.

            1.21 "PERSON" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

            1.22 "RCRA" shall mean the Resource Conservation and Recovery Act, and the rules and regulations promulgated thereunder.

            1.23 "REAL PROPERTY" means all of the fee estates and buildings and other improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interest which are used by any Company Entity, or owned by any

Company Entity, as of the date hereof, in the business or operations of the Company Entities, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date.

            1.24 "SUBSIDIARY" shall mean, as to any Person, any other Person of which at least 50% of the equity and voting interests are owned, directly or indirectly, by such first Person.

            1.25 "TAX" (and, with correlative meaning, "TAXES" and "Taxable") means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding and other taxes and assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any interest, additions and penalties with respect to a failure to file a Tax Return or a failure to file a complete and correct Tax Return and any interest in respect of such additions or penalties.

            1.26 "TAX RETURNS" means all federal, state, local and foreign income and franchise Tax returns and Tax reports (including any attached schedules) and other Tax statements and other similar filings required to be filed, including any information return (including, without limitation, any information return required to be filed under Section 60501 of the Code), claim for refund, amended return or declaration of estimated Tax.

            2.2 List of Additional Definitions. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

            Term                                Section
            ----                                -------

      Acquired Company                          Preamble
      Adjustment Time                           7.1.1
      ADT License Agreement                     2.18.1
      Agreement                                 Preamble
      Agreement Period                          2.8.6.3
      Booked Taxes                              2.8.1
      Cap                                       8.4.3
      Claim Notice                              8.3.1
      Company Entities                          Preamble
      Compensation Arrangement                  3.18.14
      Confidentiality Agreement                 2.16
      Continuation Coverage Requirements        2.9.1
      Damages                                   8.1
      DOJ                                       2.5.2
      Employee Plan                             3.18.14
      Election Notice                           2.18.2

      Enforcement Action                        2.18.2
      ERISA                                     3.18.14
      ERISA Affiliate                           3.18.14
      Final Report                              2.2.3.2
      Financial Statements                      3.5.1
      FTC                                       2.5.2
      Guaranty                                  Preamble
      HSR Reports                               2.5.2
      Indemnifiable Tax Damages                 2.8.2.1
      Indemnified Party                         8.3.1
      Indemnifying Party                        8.3.1
      Investment Interests                      3.4
      Material Licenses                         3.12
      Multiemployer Plan                        3.18.14
      Licensor                                  2.18
      Notice                                    2.18.2
      Notice Period                             8.3.1
      Parent                                    Preamble
      Patent                                    2.18.2
      Patent and Trademark Rights               3.16
      Pension Plan                              2.9.4
      Preferred Stock                           2.14
      Preferred Stockholder                     2.14
      Preliminary Report                        2.2.3.1
      Purchase Price                            2.2.1
      Purchaser                                 Preamble
      Purchaser Severance Benefits              2.9.5
      Related Agreements                        3.2
      Reporting Period                          2.8.2.1
      Retiree Medical Plans                     2.9.3
      Section 338(h)(10) Elections              2.8.6.2
      Seller                                    Preamble
      Seller Consolidated Group                 2.8.2.1
      Seller Severance Benefits                 1.1.5
      Selling Group                             2.8.6.1
      Shares                                    Preamble
      Straddle Period                           2.8.2.1
      Target Working Capital                    2.2.2
      Tax Claim                                 2.8.8.3
      Tax Damages                               2.8.8.1
      Tax Indemnified Party                     2.8.8.3
      Tax Indemnifying Party                    2.8.8.3

      Threshold Amount                          8.4.2
      Upset Date                                7.1.1
      U.S. Parent                               Preamble
      Working Capital                           2.2.2